UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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TXU CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TXU Corp.

Notice of Annual Meeting

of Shareholders and

Proxy Statement

Annual Meeting of Shareholders:

Friday, May 20, 2005, at 9:30 a.m.

Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, Texas 75201

Whether or not you will be able to attend the annual meeting, please vote your shares promptly so that you may be represented at the meeting.

TXU Corp.

1601 Bryan Street

Dallas, Texas 75201-3411

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 6, 2005

To the Shareholders of TXU Corp.:

The annual meeting of shareholders of TXU Corp. will be held at the Eugene McDermott Concert Hall of the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas on Friday, May 20, 2005 at 9:30 a.m. for the following purposes:

1.	To elect a Board of Directors for the ensuing year;

2.	To approve the 2005 Omnibus Incentive Plan; and

3.	To approve the selection of auditors for the year 2005.

The Board of Directors has fixed the close of business on March 21, 2005 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

Whether or not you will be able to attend the meeting, PLEASE VOTE YOUR SHARES PROMPTLY BY EITHER SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD OR CASTING YOUR VOTE VIA TELEPHONE OR THE INTERNET AS DIRECTED ON THE PROXY CARD. No postage need be affixed to the enclosed reply envelope if it is mailed in the United States.

Kim K.W. Rucker

Senior Vice President,

Secretary and Chief Governance Officer

TXU Corp.

1601 Bryan Street

Dallas, Texas 75201-3411

PROXY STATEMENT

April 6, 2005

GENERAL INFORMATION

A proxy in the accompanying form is solicited by the Board of Directors of TXU Corp. for use at the annual meeting of shareholders to be held in the Eugene McDermott Concert Hall of the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas on Friday, May 20, 2005 at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying Notice.

The close of business on March 21, 2005 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this meeting shall be determined. At such date there were outstanding and entitled to vote 239,755,380 shares of common stock. Except as indicated below, each share is entitled to one vote on all matters submitted to shareholders.

Any shareholder may exercise cumulative voting rights in the election of directors if the shareholder gives written notice of such intention to the Secretary of the Company at 1601 Bryan Street, Dallas, Texas 75201-3411 on or before the day before the meeting. When this right has been exercised, shareholders are entitled to one vote for each share held multiplied by the number of directors to be elected and may cast all such votes for a single nominee or spread such votes among the nominees in any manner desired.

This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about April 6, 2005.

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) of the Company in person or by telephone. The Company has hired D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $8,000 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by voting their shares promptly.

Shareholders of record may vote by one of the following methods: (i) completing and signing the proxy card and mailing it in the enclosed postage-paid envelope; (ii) calling the toll-free telephone number (1-866-540-5760) provided on the proxy card; or (iii) voting on the Internet at the website www.proxyvoting.com/txu. Voting by telephone is not available to shareholders outside of the United States. Complete instructions for voting by any of the above methods are included on the proxy card. Shareholders who hold their shares in street name (that is, if the shares are held by a bank, broker or other holder of record) should refer to information forwarded to them by such bank, broker, or holder of record for their voting options.

The shares represented by any proxy duly given as a result of this request will be voted in the manner directed by the shareholder. If no direction is given, the proxy will be voted FOR all Items. The proxy will be voted in the discretion of the persons named in the proxy on any other matters which may come before the meeting. Any proxy given pursuant to this solicitation is revocable at the option of the person executing the same, before its exercise at the annual meeting, by calling the toll-free telephone number listed above, by accessing the Internet website, or by providing written notice to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411.

The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

The presence in person or by proxy of the holders of a majority of the shares of the common stock entitled to vote shall constitute a quorum which is necessary to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions and non-votes, as described below, will have no effect. The approval of the 2005 Omnibus Incentive Plan requires an affirmative vote of a majority of the outstanding shares. The approval of the selection of auditors requires the affirmative vote of a majority of the shares represented at the meeting. Abstentions and non-votes, i.e., shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on such matters, will have the same effect as negative votes.

SHAREHOLDERS’ PROPOSALS FOR THE 2006 ANNUAL MEETING

All proposals from shareholders to be considered at the next annual meeting scheduled for May 19, 2006 must be received by the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on December 7, 2005.

In addition, the rules of the Securities and Exchange Commission (SEC) allow the Company to use discretionary voting authority to vote on any matter coming before the 2006 annual meeting of shareholders that is not included in the proxy statement for that meeting if the Company does not have notice of the matter by February 20, 2006.

ELECTION OF DIRECTORS

As provided in its charter, the Nominating and Governance Committee of the Board of Directors (Committee) is responsible for identifying individuals qualified to become Board members and recommending to the Board nominees for election as directors of the Company. The Committee’s policy is to consider recommendations for such nominees including those submitted by shareholders. In this regard, shareholders may recommend nominees by writing to the Nominating and Governance Committee c/o the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411. Such recommendations will be promptly provided to the Committee Chair. Recommendations to be considered at the next annual meeting scheduled for May 19, 2006, must be received by the Secretary of the Company not later than the close of business on December 7, 2005.

In identifying and evaluating nominees, the Committee may consult with members of the Board of Directors, Company management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In making its recommendations, the Committee assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. Such assessments will be consistent with the Board’s criteria for membership as follows: (i) not less than a majority of directors shall satisfy the New York Stock Exchange (NYSE) independence requirements; (ii) all directors shall possess strong character; business acumen; high personal and professional ethics, integrity and values; practical wisdom and mature judgment; commitment to representing the long-term interests of the Company; relevant knowledge and experience; and the willingness to devote sufficient time to carrying out their duties and responsibilities effectively; and (iii) consideration will be given to the Board’s desire for directors with diverse backgrounds and interests. The Committee has engaged the professional search firm Heidrick & Struggles to assist in identifying potential nominees to fill vacancies expected to occur in 2006 as a result of the Company’s mandatory retirement age for directors. The Company’s Corporate Governance Guidelines provide that, effective July 1, 2005, no director may stand for election to the Board after reaching age 72, unless the Board determines that granting an exception to this policy would be in the best interests of the Company. It is currently anticipated that Messrs. Griffin and Richardson will be affected by this mandatory retirement age and will therefore not stand for re-election at the annual meeting of shareholders to be held in 2006. In addition, Messrs. Griffin and Richardson have indicated a willingness to retire from the Board earlier if suitable replacements are found. Although, as indicated above, the Company has engaged a professional search firm to assist in identifying potential nominees to fill the expected vacancies, no such nominees have been specifically identified at this time.

The policy of the Board of Directors is that directors should attend the Company’s annual meetings of shareholders. All of the directors attended the 2004 annual meeting.

It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereinafter, unless authority is withheld. All of the nominees are current members of the Board of Directors. The persons named in the proxy may cumulate the votes represented thereby and in case any nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

In November 2002 and February and March 2003, three lawsuits were filed in the United States District Court for the Northern District of Texas asserting claims under ERISA on behalf of a putative class of participants in and beneficiaries of various employee benefit plans of the Company. These ERISA lawsuits have been consolidated, and a consolidated complaint was filed in February 2004 against the Company, the directors of the Company, Erle Nye, Peter B. Tinkham, Kirk R. Oliver, Biggs C. Porter, Diane J. Kubin, Barbara B. Curry and Richard Wistrand. On February 10, 2004, the plaintiffs filed their motion for and memorandum in support of class certification. After class certification discovery was completed the Court denied Plaintiffs’ initial class certification motion without prejudice and granted Plaintiffs’ leave to amend their complaint. Plaintiffs’ second class certification motion remains pending and the Company and the individual defendants oppose class certification. The plaintiffs seek to represent a class of participants in such employee benefit plans during the period between April 26, 2001 and October 11, 2002. The Company believes the claims are without merit and intends to vigorously defend the lawsuit.

On October 23, 2002, a derivative lawsuit was filed by a purported shareholder on behalf of the Company in the 116th Judicial District Court of Dallas County, Texas, against the Company, Erle Nye, Michael J. McNally, David W. Biegler, J. S. Farrington, William M. Griffin, Kerney Laday, Jack E. Little, Margaret N. Maxey, J. E. Oesterreicher, Charles R. Perry and Herbert H. Richardson. The plaintiff alleges breach of fiduciary duty, abuse of control, mismanagement, waste of corporate assets, and breach of the duties of loyalty and good faith. The named individual defendants are current or former officers and/or directors of the Company. No amount of damages has been specified. The plaintiffs in such suit have failed to make a demand upon the directors as is required by law and the case is currently stayed. The plaintiff has filed a motion seeking to lift the stay which is set for hearing on March 25, 2005. The defendants have filed pleadings seeking to have the case dismissed if the stay is lifted due to plaintiffs failure to make the required presuit demand.

In October, November and December 2002 and January 2003, a number of lawsuits were filed in, removed to or transferred to the United States District Court for the Northern District of Texas against the Company, and certain of its officers. These lawsuits have all been consolidated and lead plaintiffs have been appointed by the Court. On July 21, 2003, the lead plaintiffs filed an amended consolidated complaint against Erle Nye, Michael J. McNally, V.J. Horgan and Brian N. Dickie and directors Derek C. Bonham, J. S. Farrington, William M. Griffin, Kerney Laday, Jack E. Little, Margaret N. Maxey, J. E. Oesterreicher, Herbert H. Richardson and Charles R. Perry, as defendants. On January 20, 2005, the Company executed a memorandum of understanding, pursuant to which the Company would (i) make a one-time payment of $150 million, of which $66 million has been pledged by insurance carriers, resulting in a net disbursement of $84 million ($55 million after-tax), (ii) make certain corporate governance changes, including heightened independence standards for directors, (iii) deny any liability in connection with the lawsuits, and (iv) be released from any claims or liabilities thereafter. The Company may receive additional amounts from insurance carriers, which would reduce the financial impact of the settlement to the Company. The Company expects to execute a final agreement containing the terms of the settlement, which will be subject to various conditions, including court approval and notice to members of the plaintiff class. The payment is expected to be made in the second quarter of 2005 and sourced from insurance proceeds and working capital, including cash on hand and credit facility capacity.

In October 2003, the former directors and officers of TXU Europe Limited and subsidiaries that are now in administration (collectively TXU Europe), who include current and former officers of the Company and subsidiary companies, received notices from certain creditors and the administrators of TXU Europe of various claims or potential claims relating to losses incurred by creditors, including claims for alleged omissions from a securities offering document and alleged breaches by directors of their English law duties as directors of these companies in failing to minimize the potential losses to the creditors of TXU Europe. On January 27, 2005, the Company executed a comprehensive agreement resolving potential claims against the Company relating to TXU Europe. Pursuant to the agreement, the Company will make a $220 million one-time payment ($143 million after-tax), a substantial portion of which may be recovered from insurance carriers, denies any liability and is released from any such claims. The agreement is contingent upon creditor approval and receipt by the Company of formal releases. The payment is expected to be made in the second quarter of 2005 and sourced from insurance proceeds and working capital, including cash on hand and credit facility capacity.

The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

Name	Age	Served as director since	Business experience during past five years

Derek C. Bonham (3)(4)(6)	61	1998

Non-Executive Chairman of Imperial Tobacco Group PLC (since October 1996), CamAxys Group PLC (since July 1998) and Songbird Estates PLC (since May 2004); non-Executive Chairman of Cadbury Schweppes PLC (May 2000 – May 2003) and Marconi PLC (September 2001 – December 2002); prior thereto Chairman of The Energy Group PLC (February 1997 – July 1998); prior thereto Deputy Chairman and Chief Executive of Hanson PLC (November 1993 – February 1997); prior thereto Chief Executive of Hanson PLC (April 1992 – November 1993). Director of Imperial Tobacco Group PLC, CamAxys Group PLC and Songbird Estates PLC.

Name	Age	Served as director since	Business experience during past five years

E. Gail de Planque (3)(4)(5)(6)	60	2004

President, Strategy Matters, Inc. (since 2000) and Director, Energy Strategists Consultancy Limited (since 1998), each providing consulting services to the energy and nuclear industries; Commissioner, U.S. Nuclear Regulatory Commission (1991 – 1995); prior thereto Director (1987 – 1991) and Deputy Director (1982 – 1987), Environmental Measurements Laboratory of the U.S. Department of Energy. Director of British Nuclear Fuels, Inc., British Nuclear Fuels, plc., Landauer, Inc. and Northeast Utilities.

William M. Griffin (1)(3)(4)(6)(7)	78	1966

Principal, The WMG Company and associated businesses (investments); prior thereto Executive Vice President (until August 1985) and Chairman of the Finance Committees (until March 1986) of The Hartford Fire Insurance Company and Subsidiaries. Director of The Hartford Fire Insurance Company (until March 1991) and Shawmut National Corporation (until April 1992).

Kerney Laday (2)(3)(4)(6)(7)	63	1993

President, The Laday Company (management consulting and business development) since July 1995; prior thereto Vice President, field operations, Southern Region, U. S. Customer Operations, Xerox Corporation (January 1991 – June 1995); prior thereto Vice President and region general manager, Xerox (1986 – 1991).

Jack E. Little (1)(2)(3)(4)(5)(6)	66	2001

Retired President and Chief Executive Officer, Shell Oil Company, since July 1999; prior thereto President and Chief Executive Officer, Shell Oil Company (1998 – 1999); prior thereto President and Chief Executive Officer, Shell Exploration & Production Company (1995 – 1998). Director of Noble Corporation.

Erle Nye (2)(5)(7)	67	1987

Chairman of the Board of the Company since February 2004; prior thereto Chairman of the Board and Chief Executive of the Company (May 1997 – February 2004); prior thereto President and Chief Executive of the Company (May 1995 – May 1997); prior thereto President of the Company (February 1987 – May 1995). Director of Brinker International, Inc.

Name	Age	Served as director since	Business experience during past five years
J. E. Oesterreicher (1)(2)(3)(4)(6)(7)	63	1996

Retired Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (retailer) since September 2000; prior thereto Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (January 1997 – September 2000); prior thereto Vice Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (January 1995 – January 1997); prior thereto President, J. C. Penney Stores and Catalog (1992 – 1995). Director of Brinker International, Inc.

Michael W. Ranger (3)	46	2003

Senior Managing Director, Diamond Castle Holdings, LLC (private equity investments); prior thereto, Consultant to CSFB Private Equity, overseeing private equity investments in the energy and power industries, (2002 – 2004); prior thereto Managing Director, Investment Banking, of Credit Suisse First Boston (2000 – 2001); prior thereto Managing Director and Group Head of Global Energy and Power Group, Investment Banking, of Donaldson, Lufkin & Jenrette Securities Corporation (1990 – 2000).

Herbert H. Richardson (3)(4)(5)(6)	74	1992

Associate Vice Chancellor for Engineering and Director, Texas Transportation Institute, The Texas A&M University System; Associate Dean of Engineering, Regents Professor and Distinguished Professor of Engineering, Texas A&M University; Chancellor, The Texas A&M University System (1991 – 1993) and Deputy Chancellor for Engineering, The Texas A&M University System (1986 – 1991).

C. John Wilder (2)(5)(7)	46	2004

President and Chief Executive of the Company since February 2004; prior thereto Executive Vice President and Chief Financial Officer of Entergy Corporation (1998 – 2004). Director of TXU Electric Delivery Company, TXU Energy Company LLC and TXU US Holdings Company.

(1)	Member of Audit Committee.
(2)	Member of Executive Committee.
(3)	Member of Finance Committee.
(4)	Member of Nominating and Governance Committee.
(5)	Member of Nuclear Committee.
(6)	Member of Organization and Compensation Committee.
(7)	Member of Business Development Committee.

INDEPENDENCE OF DIRECTORS

In order for a director to be considered independent under NYSE regulations, the Board of Directors must determine that such director has no material relationship with the Company, either directly, or as a partner, shareholder or officer of an organization that has such a relationship. To assist it in its determinations regarding the independence of its members, the Board has adopted the following categorical standards which reflect and give effect to the independence requirements of the NYSE:

1.	When assessing the materiality of a director’s relationship with the Company, the Board will consider the issue not only from the standpoint of the director, but also from the standpoint of persons and organizations with whom the director has an affiliation. In each case, the Board will consider all the relevant facts and circumstances. Trivial or de minimis affiliations or connections to the Company generally will not cause the Board to determine that the director is not independent. For relationships that are either not covered by, or do not satisfy these standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors satisfying the independence standards.

2.	A director is not independent if the director is, or has been within the last three years, an employee, or whose immediate family member is, or has been within the last three years, an executive officer, of the Company. Employment as an interim Chairman or Chief Executive or other executive officer shall not disqualify a director from being considered independent immediately following such employment.

3.	A director is not independent if the director has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Board and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service). In determining independence under this test, the Board may also consider any consulting arrangement between the Company and a director. Compensation received by a director for former service as an interim Chairman or Chief Executive or other executive officer will not be considered in determining independence under this test. Also, compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

4.	A director is not independent if (a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

5.	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

6.

A director is not independent if the director is a current employee or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; former employment of the director or immediate family member will not be considered. Also, relationships involving a director’s affiliation with another company that account for lesser amounts than those specified in this item 6 will not be considered to be material relationships that would impair the director’s independence, provided that the related payments for goods or services or in connection with other contractual arrangements (i) are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties, or (ii) involve the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.

7.	Contributions to tax exempt organizations will not be considered “payments” for purposes of item 6 above, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. The Board will also consider that a director’s independence may be jeopardized if the Company makes substantial contributions to tax exempt organizations with which a director is affiliated.

For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the three-year look back provisions provided for in items 2 through 6 above, the Board will not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated. In addition, references to the “Company” include any subsidiary of the Company.

Each of the standards in items 2 through 6 above contains a three-year “look-back” provision. In order to facilitate a smooth transition to the new independence standards, and in accordance with NYSE rules, the look-back provisions were phased in by applying only a one-year look-back until November 3, 2004. Thereafter, the three-year look-back provision applies. Due to the transition from one-year to three-year look back provisions, Mr. Laday was not independent from November 1, 2004 through March 31, 2005 and he did not serve on the Audit Committee, Nominating and Governance Committee or Organization and Compensation Committee during that time. Effective April 1, 2005, based on the Board’s determination of his independence as indicated below, Mr. Laday was appointed to the Nominating and Governance Committee and the Organization and Compensation Committee.

In addition to satisfying the above independence requirements, a director who serves as a member of the Audit Committee may not (i) accept directly or indirectly any consulting, advisory or compensatory fee from the Company, or from any of its subsidiary companies, other than in that director’s capacity as a member of the Board or any of the Board’s committees or (ii) be an affiliated person of the Company or any of its subsidiary companies apart from the affiliation occasioned by the director’s service as a member of the Board or any of the Board’s committees. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service. A director would be deemed an affiliated person of the Company if that director directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The beneficial ownership of 10% or less of the voting equity stock of the Company does not constitute control for this purpose.

Based on the application of the foregoing standards and pursuant to the requirements of the NYSE and SEC, the Board has determined that:

(i)	Except for Messrs. Nye, Ranger and Wilder, all of the directors are independent;

(ii)	All of the members of the Audit Committee, the Nominating and Governance Committee and the Organization and Compensation Committee are independent; and

(iii)	All of the members of the Audit Committee, namely Messrs. Griffin and Oesterreicher and Dr. Little, are “Audit Committee Financial Experts” under the Sarbanes-Oxley Act of 2002 and applicable regulations and are financially literate.

MEETINGS OF THE BOARD AND ITS COMMITTEES

The standing committees of the Board of Directors and the membership of each committee are shown on pages 4, 5 and 6. The Board has adopted a written charter for each standing committee (other than the Executive Committee as described below). These charters are maintained on the Company’s website at www.txucorp.com.

During 2004, the Directors attended a total of 98% of the meetings of the Board of Directors and the Committees on which they serve and no director attended less than 94% of those meetings.

During 2004, the Board of Directors held eleven meetings. Non-management directors (those directors who are not Company officers) meet separately from the Board at least quarterly. Dr. Jack E. Little, who was selected as the Lead Director of the Board effective November 19, 2004, presides at these meetings. In the event that the non-management directors include directors who are not independent, the independent directors meet separately in executive session at least once per year.

The Audit Committee is a separately-designated standing audit committee as required by SEC regulations. The Committee assists the Board in fulfilling its oversight responsibilities relating to (i) the integrity of the financial statements of the Company; (ii) the compliance by the Company with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the performance of the Company’s internal audit function and independent auditor; and (v) the Company’s system of disclosure controls and system of internal controls regarding financial reporting, finance, accounting, legal compliance and ethics. The Audit Committee held ten meetings during 2004.

The Executive Committee exercises the authority of the Board in the intervals between meetings of the Board. The Executive Committee did not meet during 2004.

The Finance Committee reviews and recommends to the Board major financial undertakings and policies and corporate financing plans and assists the Board in fulfilling its fiduciary responsibilities relating to the Company’s financial policies, plans and programs. The Finance Committee held five meetings during 2004.

The Nominating and Governance Committee (i) identifies individuals qualified to become Board members and recommends to the Board the nominees to stand for election as directors at the annual meeting of shareholders; (ii) oversees, and assumes a leadership role in, the governance of the Company including recommending Corporate Governance Guidelines for the Board’s consideration; (iii) leads the Board in its annual evaluation of its performance; and (iv) recommends to the Board nominees for each committee of the Board. The Nominating and Governance Committee held six meetings during 2004.

The Nuclear Committee reviews and makes reports and recommendations to the Board in connection with the operation of the Company’s nuclear generating units. The Nuclear Committee held three meetings during 2004.

The Organization and Compensation Committee (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer (CEO), evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation based on this evaluation; (ii) oversees the evaluation of senior executive officers other than the CEO and reviews, determines and approves their compensation levels, (iii) administers and makes recommendations to the Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices; (iv) reviews and discusses with the Board executive management succession planning; and (v) makes recommendations to the Board with respect to the compensation of the Company’s non-employee directors. The Organization and Compensation Committee held seven meetings during 2004.

The Business Development Committee reviews, and recommends to the Board, new business opportunities, proposed acquisitions and divestitures and other similar transactions. The Business Development Committee held five meetings during 2004.

COMPENSATION OF DIRECTORS

Except as described herein, directors were compensated in 2004 by a retainer at the annual rate of $40,000 plus $1,500 for each Board meeting attended and $1,250 for each Committee meeting attended. Members of the Nuclear Committee, the Business Development Committee and the Special Derivative Demand Committee received annual retainers of $5,000, and members of the Audit Committee received an annual retainer of $2,000. Chairs of each Committee received an additional fee of $500 for service as chair at each meeting attended. Directors who are officers, or former officers, of the Company do not receive any fees for service as a director. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors, which may include use of Company aircraft.

Based on an analysis by the nationally recognized compensation consultants of the Organization and Compensation Committee, the compensation of directors who are not current or former officers of the Company was established by the Board effective July 1, 2005, as follows:

•	An annual Board retainer of $45,000;

•	A fee of $1,500 for each Board meeting attended and $1,250 for each committee meeting attended;

•	An annual fee of $5,000 for non-chair members of the Audit and Nuclear Committees for service on those committees;

•	An annual fee of $10,000 for service as chair of the Audit and Nuclear Committees;

•	An annual fee of $5,000 for service as chair of any other Board committee;

•	An annual value of $60,000 of restricted stock units; and

•	An additional annual fee of $10,000 for service as Lead Director of the Board.

In conjunction with the compensation changes effective July 1, 2005, the Board also adopted stock ownership requirements for its members. In general, it is expected that each Director will hold common stock of the Company having a value of at least (i) $75,000 within two years of joining the Board and (ii) $150,000 within four years of joining the Board. The first assessment of compliance to these requirements will be as of June 30, 2007.

Directors who receive a retainer for their service as a director may elect to defer, in increments of 25%, all or a portion of their annual Board retainer pursuant to the TXU Deferred Compensation Plan for Outside Directors (Directors’ Plan). Amounts deferred are matched by the Company on the basis of $1.50 for each $1.00 deferral. Under the Directors’ Plan, a trustee purchases Company common stock with an amount of cash equal to each participant’s deferred retainer and matching amount, and accounts are established for each participant containing performance units equal to such number of common shares. Directors’ Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant’s maturing accounts is paid in cash based on the then current value of the performance units. Deferrals under the Directors Plan made after December 31, 2004, are subject to the provisions of Section 409A of the Internal Revenue code (Section 409A). Section 409A was enacted as part of the American Jobs Creation Act of 2004 (2004 Deferred Compensation Legislation) and substantially impacts the federal income tax rules associated with the deferral of income under nonqualified deferred arrangements. A transitional relief period will apply to the 2004 Deferred Compensation Legislation during which the Internal Revenue Service and the Treasury Department are expected to issue guidance and plans will be permitted to be amended for compliance with the 2004 Deferred Compensation Legislation. Accordingly, certain provisions of the Directors’ Plan may be modified in order to comply with the requirements of the 2004 Deferred Compensation Legislation and such guidance. Effective July 1, 2005, the Directors’ Plan was amended to no longer provide the Company’s matching amount and to allow deferral of the Board retainer and the restricted stock units.

Dr. de Planque served as a member of and technical advisor to the Operations Review Committee for the Company’s nuclear generating units until April 2004 when she resigned from the committee. Dr. de Planque received $21,500 for her service in that capacity during 2004.

Mr. Bonham owns notes of TXU Acquisitions Limited with a face value of £420,000, which were acquired by him as a shareholder of The Energy Group plc when it was acquired by the Company. TXU Acquisitions Limited is an entity involved in the TXU Europe administration settlement. As owner of these notes, Mr. Bonham is a creditor of TXU Acquisitions Limited and has an interest in the settlement. It is currently anticipated that Mr. Bonham will receive less than the principal of these notes as a part of this settlement. Mr. Bonham recused himself from the discussions at which final terms of the settlement of TXU Europe claims were approved.

In November 2002, affiliates of CSFB Private Equity acquired $750 million of exchangeable subordinated notes of the Company’s wholly-owned subsidiary, TXU Energy Company LLC. These notes were later exchanged for 9% Class B Exchangeable Preferred Membership Interests (“Class B Interests”) of TXU Energy Company LLC. The CSFB affiliates subsequently sold $250 million of the Class B Interests to unaffiliated third parties. These Class B Interests were exchangeable for shares of the Company’s common stock at an exchange price of approximately $13.12. In connection with this investment, the CSFB affiliates were given the right to designate one person for election to the Company’s Board. As a result, Michael W. Ranger, who was then a consultant to CSFB Private Equity, was appointed to the Board.

At the beginning of 2004, Class B Interests were exchangeable for approximately 57 million shares of Company common stock (including approximately 38 million shares which could be issued to the CSFB affiliates). The CSFB affiliates had the right, subject to certain limitations, to sell the stock they acquired upon exchange. One of the restructuring initiatives undertaken by the Company during 2004 involved an effort to purchase the outstanding Class B Interests in order to avoid potential future dilution to holders of the Company’s common stock and to eliminate the cost of the 9% cash distributions payable on the Class B Interests.

On April 26, 2004, after negotiations with the CSFB affiliates and other holders of the Class B Interests, the Company purchased all of the outstanding Class B Interests. The aggregate purchase price paid by the Company in this transaction to the CSFB affiliates was approximately $1.2 billion, or approximately $32.25 per share of common stock for which the Class B Interests could be exchanged.

In connection with his role as a consultant to CSFB Private Equity, Mr. Ranger had the opportunity to invest approximately $7.6 million in the CSFB affiliates that owned the Class B interests. Upon the sale of the Class B Interests to the Company, Mr. Ranger received aggregate proceeds of approximately $30.8 million from his investment and his consulting arrangements with CSFB Private Equity. Mr. Ranger did not participate in any Board or Committee deliberations or votes relating to the Company’s purchase of the Class B Interests. Following the disposition of the CSFB Private Equity investment, due to his experience and expertise in the energy industry, the Board requested and Mr. Ranger agreed, to continue to serve as a director of the Company.

CORPORATE GOVERNANCE DOCUMENTS

The Company maintains certain corporate governance documents on its website at www.txucorp.com. The Company’s Corporate Governance Guidelines and charters of the Committees of the Board including the Audit Committee, the Nominating and Governance Committee and the Organization and Compensation Committee can be accessed by selecting Investor Resources on the Company’s website. Also available on the website is the Company’s Code of Conduct that applies to employees, officers and directors. In accordance with SEC regulations, any amendments to the Code of Conduct will be posted on the Company’s website. Printed copies of the corporate governance documents which are posted on the Company’s website are also available to any shareholder upon request to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has established a process by which interested parties may communicate with the Board, the Lead Director or individual directors including non-management directors. That process can be found in the Investor Resources section of the Company’s website at www.txucorp.com.

BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

Each nominee for director and certain current and former executive officers reported beneficial ownership of common stock of the Company, as of March 21, 2005, as follows:

	Number of Shares
Name	Beneficially Owned		Share Units (1)		Total
Derek C. Bonham	4,000		2,474		6,474
E. Gail de Planque	—		1,237		1,237
William M. Griffin	24,000		9,338		33,338
Kerney Laday	2,600		9,338		11,938
Jack E. Little	3,149	(2)	10,971		14,120
Erle Nye	473,179		100,561		573,740
J. E. Oesterreicher	2,800		16,920		19,720
Michael W. Ranger	10,000		7,229		17,229
Herbert H. Richardson	3,500	(3)	9,338		12,838
C. John Wilder	891,968		519,332	(4)	1,411,300
T. L. Baker	226,361		32,545		258,906
M. S. Greene	4,860		22,318		27,178
Eric H. Peterson	110,010		11,393		121,403
Kirk R. Oliver	1,468		6,902		8,370
H. Dan Farell	84,622		23,124		107,746
All Directors and Executive Officers as a group (17 persons)	1,842,517		783,020		2,625,537

(1)	Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan (DICP) or the Directors’ Plan. These plans allow such units to be paid only in the form of cash. Investments in such units in the Directors’ Plan create essentially the same investment stake in the performance of the Company’s common stock as do investments in actual shares of common stock. Investments in such units in the DICP create a similar investment stake, although investments in the DICP have a minimum guaranteed return of six percent (6%) as described in footnote (3) to the Summary Compensation table.

(2)	Shares reported consist of shares in which Dr. Little and his spouse share voting and investment power.

(3)	Shares reported include 100 shares in which Dr. Richardson and his spouse share voting and investment power.

(4)	Share units include shares held in a trust account established for Mr. Wilder pursuant to his employment agreement. See the Organization and Compensation Committee Report on Executive Compensation on page 29 for more detail.

Except as noted, the named individuals have sole voting and investment power for the shares of common stock reported as Beneficially Owned. Ownership of such common stock by each individual director and executive officer and for all directors and executive officers as a group constituted less than 1% of the Company’s common stock.

As of December 31, 2004, based on information reported in filings made by the following persons with the SEC or information otherwise known to the Company, the following persons were known or reasonably believed to be, as more fully described below, the beneficial owners of more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Wellington Management Company, LLP (1) 75 State Street Boston, Massachusetts 02109	14,355,153	5.98%

(1)	Wellington Management Company, LLP acted as an investment advisor and had shared dispositive power with respect to these shares of the Company’s common stock and shared voting power with respect to 7,877,255 of such shares.

Mellon Bank, N.A. (Mellon) held as of December 31, 2004, in its capacity as Trustee of the TXU Thrift Plan (Thrift Plan) and the Deferred and Incentive Compensation Plan, a total of 12,986,656 shares of the Company’s common stock, or 5.4% of the class, of which 8,731,496 shares, or 3.6% of the class, have been allocated to Thrift Plan participants’ accounts. Thrift Plan participants are entitled to direct Mellon as to how to vote shares allocated to their accounts, and Mellon disclaims beneficial interest in such allocated shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file with the SEC reports of ownership and changes in ownership with respect to the equity securities of the Company. Based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, during 2004, all required reports were timely filed, except that, as the result of an inadvertent oversight, Kerney Laday was seven days late filing a report disclosing the purchase of 500 shares of the Company’s common stock.

EXECUTIVE COMPENSATION

The Company and its subsidiaries have provided compensation during the last three calendar years to the executive officers named in the Summary Compensation Table for services in all capacities. Certain information presented for 2003 and 2002 has been reclassified to be consistent with the presentation for 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation			All Other Compen- sation ($)(5)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compen- sation ($)(2)	Awards		Payouts
					Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)(4)

C. John Wilder (6) President and Chief Executive of the Company	2004 2003 2002	1,055,871 — —	15,915,000 — —	788,883 — —	281,250 — —	— — —	36,907,589 — —	12,300 — —

Erle Nye (6) Chairman of the Board of the Company and former Chief Executive of the Company (until February 23, 2004)	2004 2003 2002	1,033,333 966,667 1,037,500	600,000 1,000,000 1,000,000	— — 71,236	236,250 213,750 236,250	— — —	0 1,531 4,286,400	775,234 282,911 299,985

T. L. Baker (6) Chairman of the Board and Chief Executive of TXU Electric Delivery Company	2004 2003 2002	613,667 516,667 495,000	379,200 400,000 0	— — —	140,625 112,500 112,500	— — —	12,767 17,047 1,109,770	429,850 114,620 119,960

M. S. Greene (6) Chairman of the Board, President and Chief Executive of TXU Generation Management Company LLC	2004 2003 2002	459,500 341,708 326,667	304,200 225,000 98,400	— — —	101,250 73,800 73,800	— — —	8,971 12,683 351,516	286,851 77,110 82,420

Eric H. Peterson (6) Executive Vice President and General Counsel of the Company	2004 2003 2002	455,333 400,000 262,121	554,200 215,000 100,000	— — —	96,750 60,000 589,380	— — —	0 0 0	68,163 8,000 10,000

Kirk R. Oliver (6) Executive Vice President and Chief Financial Officer of the Company	2004 2003 2002	370,750 267,500 250,500	304,200 137,000 76,500	— — —	0 0 57,375	— — —	6,901 — —	148,145 38,255 34,321

H. Dan Farell (6) Senior Vice President and Principal Financial Officer of TXU Electric Delivery; formerly Executive Vice President and Chief Financial Officer of the Company (until May 21, 2004)	2004 2003 2002	438,669 366,667 323,333	228,500 200,000 0	— — —	101,250 84,375 73,125	— — —	9,144 12,683 349,638	173,824 62,236 64,258

(1)

Amounts reported as Bonus in the Summary Compensation Table are attributable for the year earned principally to the named executive officers’ participation in the TXU Annual Incentive Plan (AIP). Under the terms of the AIP effective in 2004, target incentive awards ranging from 75% to

100% of base salary, with a maximum award of 100% of base salary, are established except that Mr. Wilder is entitled to a target bonus of 200% of base salary pursuant to his employment agreement (see footnote (6)). The percentage of the target or maximum actually awarded, if any, is dependent upon the attainment of per share net income goals established in advance by the Organization and Compensation Committee (Committee), as well as the Committee’s evaluation of the participant’s and the Company’s performance. The amount reported as bonus for Mr. Wilder includes a signing bonus of $1,000,000, an AIP bonus payment of $2,500,000 for 2004 and the market value at grant of 500,000 shares to a rabbi trust provided for under the terms of his employment agreement with the Company. These shares will be distributed to Mr. Wilder in equal portions on the third and sixth anniversaries of his agreement. See the Organization and Compensation Committee Report on Executive Compensation on page 29 for more detail. The amount reported as bonus for Mr. Peterson includes a special bonus of $250,000 awarded in January, 2004 in recognition of service to the Company.

(2)	The amount reported for Mr. Wilder as Other Annual Compensation primarily consists of $560,982 for use of the Company aircraft and $161,532 for temporary housing and other related expenses associated with Mr. Wilder’s relocation to Dallas, Texas pursuant to his employment agreement as discussed in footnote (6).

For Mr. Nye, the amount reported as Other Annual Compensation during 2002 primarily consists of $39,468 for use of the Company aircraft and $20,843 for club dues.

(3)	Amounts reported as Restricted Stock Awards in the Summary Compensation Table are attributable to the named officer’s participation in the Deferred and Incentive Compensation Plan (DICP). In November 2004, the Board of Directors approved an amendment to the DICP which will freeze any future participation as of March 31, 2005 (i.e., the end of the current DICP plan year). This amendment prohibits additional deferrals by existing participants and closes the DICP to new participants. As amended, existing DICP accounts will mature and be distributed in accordance with their normal schedule under the terms of the DICP. For DICP plan years beginning on or prior to April 1, 2004, participants in the DICP were permitted to defer a percentage of their base salary not to exceed a maximum percentage determined by the Committee for each plan year and in any event not to exceed 15% of the participant’s base salary. Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. The Company made a matching award (Matching Award) equal to 150% of the participant’s deferred salary. Prior to 2002, one-half of any AIP award (Incentive Award) was deferred and invested under the DICP. Matching Awards are subject to forfeiture under certain circumstances. Under the DICP, a trustee purchased Company common stock with an amount of cash equal to each participant’s deferred salary and Matching Award, and accounts were established for each participant containing performance units (Units) equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock, and the value of each Unit credited to participants’ accounts equals the value of a share of Company common stock and is at risk based on the performance of the stock. On the expiration of a five year maturity period, the value of the participant’s maturing accounts are paid in cash based upon the then-current value of the Units; provided, however, that in no event will a participant’s account be deemed to have a cash value which is less than the sum of such participant’s deferrals together with 6% per annum interest compounded annually. Participants may elect to defer amounts that would otherwise mature under the DICP, under and subject to the provisions of the Salary Deferral Program (SDP) as discussed in footnote (5). The maturity period is waived if the participant dies or becomes totally and permanently disabled and may be extended under certain circumstances. Deferrals and matching awards under the DICP made after December 31, 2004, are subject to the provisions of Section 409A (discussed on page 11). Accordingly, certain provisions of the DICP may be modified in order to comply with the requirements of Section 409A and related guidance.

Matching Awards that have been made under the DICP are included under Restricted Stock Awards in the Summary Compensation Table. As a result of these awards, undistributed Matching and Incentive Awards made in prior years and dividends reinvested thereon, the number and market value at December 31, 2004 of such Units (each of which is equal to one share of common stock) held in the DICP accounts for Messrs. Wilder, Nye, Baker, Greene, Peterson, Oliver and Farell were 9,787 ($631,849), 59,816 ($3,861,721), 19,358 ($1,249,752), 13,275 ($857,034), 6,776 ($437,459), 4,105 ($265,019) and 13,754 ($887,958), respectively.

(4)	The amount of LTIP Payout for Mr. Wilder reflects the vesting of 1,000,000 performance units (each equivalent to one share of the Company’s stock) issued pursuant to Mr. Wilder’s employment agreement as discussed in footnote (6) and the Organization and Compensation Committee Report on Executive Compensation on page 29. Mr. Wilder’s employment agreement provided for the issuance of 1,000,000 performance units, divided into three roughly equal accounts, which vested when the market price of the Company’s stock equaled or exceeded $29.00, $31.00 and $33.00, respectively, for 30 consecutive trading days. Such share price vesting performance targets reflected appreciation in the market price of the Company’s stock of 16.8%, 24.8% and 32.9%, respectively, over the closing share price of $24.83 per share on the last trading day prior to the date Mr. Wilder entered into his employment agreement. All such performance units vested during the period June 3-7, 2004.

Other amounts reported as LTIP Payouts in the Summary Compensation Table for 2003 and 2004 reflect earnings distributed during the year on salaries previously deferred under the DICP. Amounts reported for 2002 also include the vesting and distribution of performance-based restricted stock awards under the Long-Term Incentive Compensation Plan (LTICP). For the LTICP cycles ending in 2003 and 2004, no awards were earned as a result of the Company’s performance against the applicable performance criteria and accordingly all such awards were forfeited.

The LTICP is a comprehensive, stock-based incentive compensation plan providing for common stock-based awards, including performance-based restricted stock and performance units. Prior to awards granted in 2004, awards granted under the LTICP to the named executive officers were comprised primarily of performance-based restricted stock represented by Restricted Stock Award Agreements (Performance-Based Agreements). During 2004, the Company also granted awards under the LTICP to certain of its named executive officers pursuant to the terms and conditions of Performance Unit Award Agreements (Unit Agreements). The material terms of awards made under the LTICP to the Company’s named executive officers are described below.

Performance-Based Agreements. Performance-Based Agreements entered into to date under the LTICP provide for the issuance of restricted shares of the Company’s common stock, which vest at the end of a two or three year performance period as set forth in the applicable Performance-Based Agreement. During the performance period, dividends on restricted shares are reinvested in Company common stock and are paid in cash upon release of the restricted shares. Upon vesting, the restricted shares become unrestricted shares of the Company’s common stock. The number of shares actually awarded pursuant to each Performance-Based Agreement is determined using a formula based on the Company’s total return to shareholders over the applicable performance period compared to the total return of the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Depending on such total return, the number of shares originally awarded in such Performance-Based Agreement is adjusted to become from 0% to 200% of the original award. Generally, unvested restricted shares are forfeited upon termination of employment for reasons other than death or disability, provided that Performance-Based Agreements with named executive officers with whom the Company has entered into employment agreements contain provisions intended to conform the forfeiture provisions of the Performance-Based Agreement with the termination provisions of the employment agreement.

Unit Agreements. The Unit Agreements entered into to date under the LTICP provide for the issuance of performance units, each having a value equal to one share of the Company’s common stock. The performance units vest at the end of a two or three year performance period as set forth in the applicable Unit Agreement. During the performance period, the value of the dividends which would have been paid had the performance units been shares of Company common stock are credited to the award and increase the number of performance units subject to the award by the number of shares which could have been purchased with such dividends. The number of performance units actually awarded pursuant to each Unit Agreement is determined using a formula based on the Company’s total return to shareholders over the applicable performance period compared to the total return of the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Depending on such total return, the number of performance units originally awarded under the Unit Agreement (increased by the value of deemed dividends as described above) is adjusted to become 0% to 200% of such original amount. Upon vesting, each Unit Agreement, as amended pursuant to amendments entered into effective December 31, 2004, requires the Company to distribute the number of shares of the Company’s common stock equal to the number of performance units subject to the Unit Agreement. Generally, unvested performance units are forfeited upon termination of employment for reasons other than death or disability, provided that Unit Agreements with named executive officers with whom the Company has entered into employment agreements contain provisions intended to conform the forfeiture provisions of the Unit Agreement with the termination provisions of the employment agreement.

Time-Based Agreement. In connection with the employment agreement of Mr. Peterson, the Company has previously granted an award under the LTICP to Mr. Peterson pursuant to the terms and conditions of a Restricted Stock Award Agreement (Time-Based Agreement). The Time-Based Agreement provides for the issuance of restricted shares of the Company’s common stock, which vest and become unrestricted and distributable in one-third increments upon each of the first three anniversaries of the date of the grant. During the vesting period, dividends on restricted shares awarded under the Time-Based Agreement are reinvested in Company common stock and are paid in cash upon release and distribution of the applicable portion of the restricted shares. The final one-third of the restricted shares under this grant will vest and be distributed in 2005. Under the Time-Based Agreement, unvested restricted shares are forfeited upon termination of employment for reasons other than death or disability.

Under the current terms of the LTICP, the maximum amount of any award (including awards under the Performance-Based Agreements, Unit Agreements and Time-Based Agreements) that may be paid in any one year to any of the named executive officers is the fair market value of 100,000 shares of the Company’s common stock determined as of the first day of such calendar year. The portion of any award that, based on such limitation, cannot be fully paid in any year is automatically deferred until a subsequent year when it can be paid in accordance with applicable legal requirements without violating such LTICP limitation.

As a result of Performance-Based Awards and Performance Unit Awards under the LTICP, and reinvested dividends thereon, the number of shares of restricted stock and/or performance units, as granted, and the notional face-value of such shares and/or units at December 31, 2004 held for Messrs. Wilder, Nye, Baker, Greene, Peterson, Oliver and Farell were 301,727 ($19,479,495), 426,863 ($27,558,275), 200,772 ($12,961,840), 101,245 ($6,536,377), 123,086 ($7,946,432), 100,193 ($6,468,460) and 76,697 ($4,951,558), respectively. The ultimate payouts of these awards depends on meeting the vesting and performance criteria associated with the various individual awards. If and when paid out, the awards will be subject to the retention requirements described on pages 30 and 31.

As noted, salaries deferred under the DICP are included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the DICP with such deferred salaries for 2004 and the number of shares awarded under the LTICP.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

	Deferred and Incentive Compensation Plan (DICP)		Long-Term Incentive Compensation Plan (LTICP)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts
					Minimum (#)	Maximum (#)
C. John Wilder	6,487	5 Years	150,000 150,000	2 Years 3 Years	0 0	300,000 300,000
Erle Nye	5,449	5 Years	100,000	3 Years	0	200,000
T. L. Baker	3,244	5 Years	75,000	3 Years	0	150,000
M. S. Greene	2,335	5 Years	54,250	3 Years	0	108,500
Eric H. Peterson	2,232	5 Years	53,750	3 Years	0	107,500
Kirk R. Oliver	0	—	69,750	3 Years	0	139,500
H. Dan Farell	2,335	5 Years	35,000	3 Years	0	70,000

(5)	Amounts reported as All Other Compensation in the Summary Compensation Table are attributable to the named executive officers’ participation in certain plans and as otherwise described in this footnote.

Under the TXU Thrift Plan (Thrift Plan) all eligible employees of the Company and any of its participating subsidiaries may invest a portion of their regular salary or wages among a variety of investment options, including certain mutual funds and common stock of the Company. Under the Thrift Plan, the Company matches a portion of an employee’s contributions. The Company’s matching contribution is 75% of the first 6% of the employee’s contribution for employees covered under the traditional defined benefit component of the TXU Retirement Plan, and 100% of the first 6% of the employee’s contribution for employees covered under the cash balance component of the TXU Retirement Plan. All matching contributions are invested in common stock of the Company, subject to certain diversification and withdrawal rights provided for in the Thrift Plan. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Wilder, Nye, Baker, Greene, Peterson, Oliver and Farell were $12,300, $12,300, $9,225, $9,225, $0, $9,225 and $9,225, respectively, during 2004.

Under the Salary Deferral Program (SDP) each employee of the Company and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the SDP ($107,930 for the program year beginning January 1, 2004) may elect to defer up to 50% of annual base salary, and/or up to 100% of any bonus or incentive award and certain maturing DICP awards, for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the SDP; provided that employees who first become eligible to participate in the SDP on or after January 1, 2002, who are also eligible, or become eligible, to participate in the DICP, are not eligible to receive any SDP matching awards during the period prior to the discontinuation of the DICP on March 31, 2005. Salaries and bonuses deferred under the SDP are included in amounts reported under Salary and Bonus, respectively, in the Summary Compensation Table. Deferrals are credited with earnings or losses based on the performance of investment alternatives under the SDP selected by each participant. At the end of the applicable maturity period, the trustee for the SDP distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments. The Company is financing the retirement option portion of the SDP through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. Deferrals and matching awards under the SDP made after December 31, 2004, are subject to the provisions of Section 409A. Accordingly, certain provisions of the SDP may be modified in order to comply with the requirements of Section 409A and related guidance. During 2004, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Wilder, Nye, Baker, Greene, Peterson, Oliver and Farell in the amounts of $0, $82,667, $49,093, $45,950, $0, $29,660 and $35,093, respectively.

Under the TXU Split-Dollar Life Insurance Program (Insurance Program) split-dollar life insurance policies are purchased for eligible corporate officers of the Company and its participating subsidiaries. The eligibility provisions of the Insurance Program were modified in 2003 so that no new participants will be added after December 31, 2003. The death benefit of participants’ insurance policies are equal to two, three or four times their annual Insurance Program compensation depending on their officer category. Individuals who first became eligible to participate in the Insurance Program after October 15, 1996, vest in the policies issued under the Insurance Program over a six-year period. The Company pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments; provided that, with respect to executive officers, premium payments made after August 1, 2002, are made on a non-split-dollar life insurance basis and the Company’s rights under the collateral assignment are limited to premium payments made prior to August 1, 2002. Although the Insurance Program is terminable at any time, it is designed so that if it is continued, the Company will fully recover all of the insurance premium payments covered by the collateral assignments either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant’s attainment of age 65. Because premium payments for the Company’s executive officers were made on a non-split-dollar life insurance basis during 2004, such premiums were fully taxable to the officers, and the Company provided tax gross-up payments to offset the effect of such taxes. Additional interest was attributed to such officers in 2004 relative to premium payments which had been made on their behalf prior to August 1, 2002. The aggregate amount of premiums and tax gross-up payments and interest attribution for Messrs. Wilder, Nye, Baker, Greene, Peterson, Oliver and Farell amounted to $0, $680,267, $371,532, $231,676, $68,163, $109,260 and $129,506, respectively.

(6)	The Company has entered into employment agreements with Messrs. Wilder, Nye, Baker, Greene, Peterson, Oliver and Farell as hereinafter described in this footnote.

The Company entered into an employment agreement with Mr. Wilder effective February 23, 2004. The agreement provides for Mr. Wilder’s service as the Company’s President and Chief Executive during a five-year term, which may be extended for successive one-year periods subject to the terms of the agreement (Term). The Company also agreed to use its best efforts to cause Mr. Wilder to be elected as Chairman of the Board effective with the Company’s 2005 annual shareholders’ meeting. The agreement provides that, during the Term, Mr. Wilder will be entitled to a minimum annual base salary of $1,250,000; target annual bonuses under the TXU Annual Incentive Plan of 200% of such base salary (Annual Bonus) (except that Mr. Wilder is guaranteed receipt of the full 200% bonus in 2004); two initial awards of performance-based restricted stock under the LTICP of 150,000 shares each, one with a two-year performance period and the other with a three-year performance period; and annual performance-based restricted stock awards under the LTICP of 150,000 shares (LTIP Awards) thereafter. Additionally, as provided for in the agreement, the Company has established a trust, which holds 500,000 shares of Company common stock (Trust Shares) purchased by the Company, which Trust Shares are to be distributed to Mr. Wilder in the form of stock, in equal portions on the third and sixth anniversaries of the agreement unless otherwise deferred. The Company also awarded Mr. Wilder 1,000,000 phantom units of Company common stock (Performance Units) divided into three roughly equal accounts, which vested when the market price of the Company’s stock equaled or exceeded $29.00, $31.00 and $33.00, respectively, for 30 consecutive trading days. Such share price vesting performance targets reflected appreciation in the market price of the Company’s stock of 16.8%, 24.8% and 32.9%, respectively, over the closing market price of $24.83 per share on the last trading day prior to the date Mr. Wilder entered into his employment agreement. Under the agreement, Mr. Wilder received a signing bonus of $1,000,000, and is entitled to certain fringe benefits, including use of the Company’s aircraft for security and safety purposes, reimbursement for temporary living expenses, and relocation benefits, as well as tax reimbursement payments related to such fringe benefits. The agreement also provides for certain payments and benefits upon the expiration or termination of the agreement under various circumstances, including: (i) in the event of Mr. Wilder’s termination without cause or resignation for good reason, a lump sum cash payment equal to the base salary and Annual Bonuses he would have received through the remainder of the Term, with a minimum payment equal to two times the sum of his annualized base salary and Annual Bonus; a prorated Annual Bonus for the year of termination; payment of all outstanding LTIP Awards, as well as LTIP awards that would have been made during the remainder of the initial five-year Term, at the times such awards would otherwise have been paid in accordance with their terms; distribution of the Trust Shares when they mature; and certain continuing health care and fringe benefits; and (ii) in the event Mr. Wilder terminates his employment within six months following a change in control of the Company which occurs on or before the fourth anniversary of the agreement, a prorated Annual Bonus for the year of termination; payment of all outstanding LTIP Awards at the times such awards would otherwise have been paid in accordance with their terms; distribution of the Trust Shares when they mature; and certain continuing health care and fringe benefits. See the Organization and Compensation Committee Report on Executive Compensation on pages 25 through 31 for a description of the factors considered by the Organization and Compensation Committee in determining the terms of Mr. Wilder’s employment agreement and determining his compensation.

Mr. Nye served as Chairman of the Board and Chief Executive until February 23, 2004. Effective June 1, 2002, the Company entered into a new employment agreement with Mr. Nye, which superseded his previous employment agreement. The new agreement provides for an initial term expiring May 31, 2005, and a secondary term expiring May 31, 2007. During the initial term, Mr. Nye served as the Company’s Chairman of the Board and Chief Executive until the election of Mr. Wilder as the Company’s Chief Executive in February 2004, at which time Mr. Nye continued to serve as the Company’s Chairman of the Board. During the secondary term, Mr. Nye will continue as an employee of the Company or, with the Company’s approval, he may retire and serve the Company in a consulting capacity through the expiration of the secondary term. Mr. Nye will, during the initial term, be entitled to a minimum annual base salary of $1,050,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 40,000 shares under the LTICP. The agreement also provides for a special payment of $1,000,000 in consideration for his entering into the new agreement, which amount is payable in equal annual installments over a five year period. During the secondary term, Mr. Nye will be entitled to an annual base salary equal to 75% of his base salary prior to expiration of the initial term and eligible for a prorated bonus under the terms of the AIP for the 2005 AIP plan year. The agreement also provides Mr. Nye with certain benefits following his retirement, including office space and administrative support for a period of five years, use of the Company’s aircraft for a period of five years (for participation in business, civic and community activities with which he was involved during his tenure as Chairman of the Board and Chief Executive), annual medical examinations and financial planning services. The agreement also reconfirms the Company’s prior agreement to fund the retirement benefit to which Mr. Nye will be entitled under the Company’s supplemental retirement plan. Additionally, the agreement entitles Mr. Nye to certain severance benefits in the event he dies, becomes disabled, is terminated without cause or resigns or retires with the Company’s approval during the term of the agreement, including the base salary and annual incentive awards he would have received; payment of the remaining special award installments at the terms provided for in the agreement; a lump sum cash payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the initial term, including a payment equal to the greater of three times his annualized base salary and target bonus or the total base salary and bonus he would have received for the remainder of the term of the agreement; any unpaid portion of the special bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

The Company entered into an employment agreement with Mr. Baker effective July 1, 2000. The agreement, as amended, provides for the continued service by Mr. Baker through February 28, 2006 (Term). Under the terms of the agreement, Mr. Baker will, during the Term, be entitled to a minimum annual base salary of $420,000, eligibility for an annual bonus under the terms of the AIP, and minimum restricted stock awards of 12,000 shares under the LTICP. The agreement entitles Mr. Baker to certain severance benefits in the event he is terminated without cause during the Term, including a lump sum cash payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a lump sum cash payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a lump sum cash payment equal to three times his annualized base salary and target bonus; a lump sum cash payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

The Company entered into an employment agreement with Mr. Greene effective July 1, 2000. The agreement, as amended, provides for the continued service by Mr. Greene through June 30, 2006 (Term). Under the terms of the agreement, Mr. Greene will, during the Term, be entitled to a minimum annual base salary of $300,000, eligibility for an annual bonus under the terms of the AIP, and minimum restricted stock awards of 5,000 shares under the LTICP. The agreement entitles Mr. Greene to certain severance benefits in the event he is terminated without cause during the Term, including a lump sum cash payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a lump sum cash payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company, including a lump sum cash payment equal to three times his annualized base salary and target bonus; a lump sum cash payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

The Company entered into an employment agreement with Mr. Peterson effective March 13, 2002 which provides for the continued service of Mr. Peterson through April 30, 2005 (Term). Under the terms of the agreement, Mr. Peterson will, during the Term, be entitled to a minimum annual base salary of $400,000, minimum target incentive bonus opportunities equal to one-half of Mr. Peterson’s then current base salary and, for each of 2002, 2003 and 2004, minimum annual restricted stock awards of 8,000 shares under the LTICP. The agreement also provided for an initial signing bonus of $160,000 and initial awards of 11,000 shares of time-based and 6,000 shares of performance-based restricted stock under the LTICP. The agreement also provides for certain special retirement compensation. Additionally, the agreement entitles Mr. Peterson to certain severance benefits in the event he is terminated without cause during the Term, including a lump sum cash payment equal to annual base salary and target bonus, a lump sum cash payment in lieu of foregone and forfeited incentive compensation, and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company, including a lump sum cash payment equal to three times his annualized base salary and target bonus; a lump sum cash payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

The Company entered into an employment agreement with Mr. Oliver effective September 1, 1998. The agreement was amended effective February 28, 2003. Under the agreement, as amended, Mr. Oliver is entitled to certain severance benefits in the event he is terminated without cause on or prior to February 28, 2006 (Term), including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a payment in lieu of forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

Mr. Farell served as Executive Vice President and Chief Financial Officer of the Company until May 21, 2004, and has, thereafter, continued to serve the Company and its subsidiaries in other roles. The Company entered into an employment agreement with Mr. Farell effective February 28, 2003. The agreement provides for the continued service by Mr. Farell through February 28, 2006 (Term). Under the terms of the agreement, Mr. Farell will, during the Term, be entitled to a minimum annual base salary of $375,000 and to participate in all employee benefit plans to the extent that he is qualified to do so by virtue of his employment with the Company. The agreement entitles Mr. Farell to certain severance benefits in the event he is terminated without cause during the Term, including a lump sum cash payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a lump sum cash payment in lieu of forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a lump sum cash payment equal to three times his annualized base salary and target bonus; a lump sum cash payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

TXU Corp. and its participating subsidiaries maintain a retirement plan (Retirement Plan), which is qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (Code). The Retirement Plan contains both a traditional defined benefit component and a cash balance component. Annual retirement benefits under the traditional defined benefit component, which applied during 2004 to each of the named officers other than Messrs. Wilder, Nye and Peterson, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant’s average annual earnings during his or her three years of highest earnings. The cash balance component covers all employees who first become eligible to participate in the Retirement Plan on or after January 1, 2002, and employees previously covered under the traditional defined benefit component who elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance plan component. Mr. Nye elected to convert to the cash balance component and, because he was first hired in 2002, Mr. Peterson also participates in the cash balance component. Mr. Wilder will be eligible to participate in the cash balance component of the Retirement Plan beginning March 1, 2005, after he has met the one year eligibility requirement under the Retirement Plan. Under the cash balance component, hypothetical accounts are established for participants and credited with monthly contribution credits equal to a percentage of the participant’s compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant’s combined age and years of accredited service) and interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Amounts reported under Salary for the named executive officers in the Summary Compensation Table approximate earnings as defined under the traditional defined benefit component of the Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the traditional defined benefit component of the Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. Based on benefits accrued under the cash balance component of the Retirement Plan as of December 31, 2004, the estimated annual benefit payable in the form of a straight-life annuity as of that date for Mr. Nye and at normal retirement age for Mr. Peterson is $1,396,135 and $35,940, respectively. As of December 31, 2004, years of accredited service under the Retirement Plan for Messrs. Wilder, Nye, Baker, Greene, Peterson, Oliver and Farell were 0, 40, 34, 34, 4, 5 and 30, respectively.

PENSION PLAN TABLE

	Years of Service
Remuneration	20	25	30	35	40
$ 50,000	$14,688	$18,360	$22,032	$25,704	$29,376
100,000	29,688	37,110	44,532	51,954	59,376
200,000	59,688	74,610	89,532	104,454	119,376
400,000	119,688	149,610	179,532	209,454	239,376
800,000	239,688	299,610	359,532	419,454	479,376
1,000,000	299,688	374,610	449,532	524,454	599,376
1,400,000	419,688	524,610	629,532	734,454	839,376

TXU Corp.’s supplemental retirement plan (Supplemental Plan) provides for the payment of retirement benefits, which would otherwise be limited by the Code or the definition of earnings in the Retirement Plan, as well as retirement compensation not payable under the Retirement Plan which the Company or its participating subsidiaries are obligated to pay. Under the Supplemental Plan, retirement benefits are calculated in accordance with the same formula used under the qualified plan, except that, with respect to calculating the portion of the Supplemental Plan benefit attributable to service under the traditional defined benefit component of the Retirement Plan, earnings also include AIP awards (100% of the AIP awards are reported under Bonus for the named officers in the Summary Compensation Table). The table set forth above illustrates the total annual benefit on a straight-life basis payable at retirement under the Retirement Plan inclusive of benefits payable under the Supplemental Plan, prior to any reduction for earlier-than-normal or a contingent beneficiary option which may be selected by participants. Under current guidance, benefits accrued and paid under the Supplemental Plan after December 31, 2004, are subject to the provisions of Section 409A (discussed on page 11). As additional guidance is issued by the Internal Revenue Service and Treasury Department regarding Section 409A and related guidance, the Company may make conforming changes to the Supplemental Plan.

The information contained herein under the headings Organization and Compensation Committee Report on Executive Compensation, Performance Graph and Audit Committee Report is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (Securities Acts) or (ii) “soliciting material” or “filed” with the SEC within the meaning of Item 402(a)(9) of SEC Regulation S-K of the Securities Acts.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Overview

The Organization and Compensation Committee of the Board of Directors: (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive (CEO), evaluates the CEO’s performance in light of those goals and objectives and determines and approves the CEO’s compensation based on such evaluation; (ii) oversees the evaluation of senior executive officers other than the CEO and reviews, determines and approves their compensation levels, (iii) administers and makes recommendations to the Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices; (iv) reviews and discusses with the Board executive management succession planning; and (v) makes recommendations to the Board with respect to the compensation of the Company’s non-employee directors. The role and responsibilities of the Committee are fully set forth in the Committee’s written charter which was approved by the Board of Directors and which is posted on the Company’s website. As provided in its charter, the Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of compensation provided to officers and directors. The Committee consists only of directors of the Company who satisfy the requirements for independence under applicable NYSE Listing Standards. There were seven meetings of the Organization and Compensation Committee in 2004. The Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

Compensation Philosophy

As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally, as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should directly align executive compensation with positive, sustained returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. The overall compensation program emphasizes variable compensation elements with a direct link to company financial performance and to individual performance. The Committee has determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be generally established around the median, or 50th percentile, of the base salaries provided by comparable utility or energy companies, or other relevant market. The Committee has also determined that annual incentive compensation targets will be generally set around the median, or 50th percentile, of the targets provided by such comparable market; however, the Committee also determined that annual incentive targets may reach the 75th percentile, or above, of such comparable market in circumstances where the Company’s annual performance goals reach the 75th percentile or better relative to such market. Long-term incentive compensation will generally balance absolute and relative stock price performance, and will be generally targeted at the 50th percentile of the comparable market. The Committee reserves the right to set compensation above the median in appropriate circumstances. Such compensation principles and practices are intended to allow the Company to attract, retain and motivate its key executives, to reward executives appropriately for their contribution to the attainment of key strategic objectives, and to align the interests of executives and shareholders through equity-based plans and performance measures.

In furtherance of these policies, nationally recognized executive compensation consultants have been retained to assist the Committee in its periodic reviews of compensation and benefits provided to officers. The consultants utilize extensive nationwide survey data that tracks compensation trends of comparable utilities and energy companies as well as to general industry with respect both to the level and composition of officers’ compensation.

Description of 2004 Executive Compensation Program

The compensation of the officers of the Company consists principally of (i) base salaries, (ii) the opportunity to earn an incentive award under the Annual Incentive Plan (AIP), (iii) awards of performance-based restricted shares or performance units under the Long-Term Incentive Compensation Plan (Long-Term Plan) and, to a lesser extent, (iv) the opportunity to participate in the Deferred and Incentive Compensation Plan (DICP). The AIP award, if any, is based on overall company performance, achievement of strategic goals and objectives and individual performance. The ultimate value, if any, of awards of performance-based restricted shares under the Long-Term Plan, as well as the value of future payments under the DICP is directly related to the future performance of the Company’s common stock, which aligns the officers’ and shareholders’ interests. The Long-Term Plan is expected to be replaced by the 2005 Omnibus Incentive Plan (Omnibus Plan), if approved by shareholders. The Company also intends to continue to provide incentive award opportunities under an annual incentive plan, subject to maximum award levels established for executive officers under the Omnibus Plan. It is anticipated that performance-based incentive awards under the Omnibus Plan will, in future years, continue to constitute a substantial percentage of the officers’ total compensation.

Base Salary. Consistent with the Committee’s philosophy, base salaries for the Company’s executive officers in 2004 were generally set around the median, or 50th percentile, of the base salaries provided by utility and energy companies comparable to the Company or of the base salaries provided by the most relevant comparable company set for a specific executive position. The Committee reviews base salaries on an annual basis although salaries for senior officers may be frozen for a period of time once they have achieved market levels. In this process, along with the aforementioned industry benchmarks the Committee also takes account of the particular capabilities, performance, and experience of individual executives.

Annual Incentive Compensation. Awards under the AIP are directly related to attaining corporate financial performance goals, such as earnings growth, cash flow growth, or return on invested capital, as well as strategic goals and objectives, such as business unit performance, service quality and employee safety, as established and assessed by the Committee. The AIP, which was first approved by the shareholders in 1995 and re-approved in 2000, is administered by the Committee and provides an objective framework for assessing annual individual and corporate performance. Annual incentive awards for officers were determined under the terms of the AIP in 2004. The Company expects that, in 2005, annual incentive awards will be determined under an annual incentive plan subject to maximum award levels established under the Omnibus Plan. The evaluation of each individual participant’s performance under the AIP may be based upon the attainment of a combination of corporate, group, business unit and individual performance, and competitiveness with comparable external positions as measured by periodic compensation surveys. Depending on the results of such performance evaluations, and the attainment of the performance goals established in advance, the Committee may provide annual incentive compensation awards to eligible officers. The combination of individual and Company results, together with the Committee’s evaluation of the competitive level of compensation which is appropriate for such results, determines the amount of annual incentive, if any, actually awarded. Awards under the AIP constitute the principal annual incentive component of officers’ compensation.

Long-Term Incentive Compensation. The Long-Term Plan, which was first approved by the shareholders in 1997 and re-approved as amended in 2002, is also administered by the Committee and is a comprehensive stock-based incentive compensation plan under which all awards are made in, or based on the value of, the Company’s common stock. Awards under the Long-Term Plan constitute the principal long-term component of officers’ compensation. The ultimate value, if any, of awards under the Long-Term Plan are directly related to the future performance of the Company’s common stock. The Long-Term Plan provides that, in the discretion of the Committee, awards may be in the form of stock options, stock appreciation rights, performance and/or restricted stock or stock units or in any other stock-based form. The purpose of the Long-Term Plan is to provide performance-related incentives linked to long-term performance goals. Such performance goals may include financial performance criteria such as absolute or relative levels of total shareholder return, revenues, sales, net income or net worth of the Company, any of its subsidiaries, business units or other areas, all as the Committee may determine. Awards under the Long-Term Plan provided to the officers of the Company have been almost exclusively in the form of performance-based restricted stock or performance units settled in shares, as more fully described hereinafter.

The basis for awards to executives under the Long-Term Plan is similar to that of the awards under the AIP – i.e., a combination of attaining corporate performance goals and accomplishing strategic goals and objectives, as well as individual performance and competitiveness with the market median. The Committee utilizes nationally recognized executive compensation consultants and extensive nationwide market data to determine appropriate award levels.

Other Benefits. The Company also provides certain benefits and perquisites to its executive officers, in addition to those provided to other employees. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation program and to enhance the executive’s ability to conduct the Company’s business. These benefits include use of the Company aircraft, financial counseling, and reimbursement for certain country club membership costs. In addition as described on page 16 in footnote (3) to the Summary Compensation Table, the Company’s executives had been permitted to defer up to 15% of their base salary, together with a Company matching contribution equal to 150% of such deferrals, into an account under the DICP; however, the Board, on recommendation of the Committee, has taken action to close the Plan to any additional deferrals after March 31, 2005. Also, as described on page 20 in footnote (5) to the Summary Compensation Table, the Company provides split-dollar life insurance to eligible corporate officers; however, this program was closed to new participants after December 31, 2003.

Basis for 2004 Compensation. In establishing levels of executive compensation, the Committee has reviewed periodic nationwide compensation and performance data, including the performance measures under the AIP and the reports of its executive compensation consultants. Information was also gathered from industry sources and other published and private materials which provided a basis for comparing comparable electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered were the comparative returns provided by the companies in the Standard & Poor’s 500 Electric Utilities Index, which are reflected in the graph on page 32. Compensation amounts were established by the Committee based upon its consideration of the above comparative data and its subjective evaluation of Company and individual performance at levels consistent with the Committee’s policy relating to total direct compensation.

Since its last report to shareholders which was published in the proxy statement for the 2004 annual meeting of shareholders, the Committee has considered officers’ compensation matters at several meetings. The results of Committee actions taken in 2004 are included in the Summary Compensation Table and related materials on pages 15 through 23 of this proxy statement. Generally speaking, actions taken at those meetings reflected the Committee’s consideration of the following aspects of the Company’s performance and results in 2004: The Company achieved significant improvement in its 2004 financial performance and financial flexibility measures. The Company also achieved significant improvements in returns on invested capital, based on results from continuing operations and excluding special items. The Company’s nuclear plant operations achieved record-setting production levels in 2004, as did the Company’s coal-fired electric power generation plants. Customer service also showed significant improvement, as call wait times dropped to 15 seconds or less in the latter half of the year and the three-year average system reliability of the electric transmission and distribution network continued to improve. The Company completed numerous asset sales, including the sale of TXU Australia, TXU Gas, and TXU Fuel, yielding total proceeds of nearly $7 billion. These proceeds were redeployed as part of an overall capital and liability management program that resulted in significant balance sheet restructuring and the return of value to shareholders through share repurchases and a substantial dividend increase. The Committee also considered the increase of more than 170% in the price of the Company’s common stock during 2004.

Although the Company achieved strong financial results in 2004 in excess of the EPS thresholds for maximum allowed payout, the Committee, based on management’s recommendation, determined that funding for officers’ 2004 AIP awards should be limited to a target payout.

Primarily at its meetings in February 2004 and July 2004, the Committee provided awards of performance-based restricted shares under the Long-Term Plan to officers and other key employees. The ultimate value of all of such awards, if any, will be determined by the Company’s total return to shareholders over future performance periods compared to the total returns for those periods of the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Depending upon the Company’s relative total return for such periods, the officers may earn from 0% to 200% of the original award, and their compensation is, thereby, directly related to shareholder value. All of the awards under the Long-Term Plan contemplate that 200% of the original award will be provided if the Company’s total return is in the 81st percentile or above of the returns of the companies comprising the Standard & Poor’s 500 Electric Utilities Index and that such percentage of the original award will be reduced as the Company’s return compared to the returns provided by the companies in the Index declines so that 0% of the original award will be provided if the Company’s total return is in the 40th percentile or below of returns provided by the companies comprising the Index. Information relating to awards made to the named executive officers in 2004 is contained in the table on page 19 of this proxy statement. These awards, and any awards that may be made in the future, are based upon the Committee’s evaluation of the appropriate level of long-term compensation consistent with its policy relating to total direct compensation.

Proposed Changes to the Compensation Program for 2005. During 2004, the Committee, with the assistance of nationally recognized compensation consultants, undertook a review of the Company’s annual and long-term incentive programs. The goals of this review were to ensure that the Company’s compensation programs support changes in the Company’s business strategy, model and structure, as well as reflect the changing external environment with respect to compensation practices. The Committee believes that the resulting modifications to the Company’s compensation programs will provide more emphasis to variable compensation “at risk” elements with a direct link to Company financial performance and to individual performance, and are aligned with sustained shareholder returns. The Company will more directly utilize individual performance as a factor in awarding long-term incentive grants and in determining award payments under the annual incentive plan. The Omnibus Plan has been approved by the Board of Directors, subject to shareholder approval at the 2005 annual meeting of shareholders to provide for the grant and payment of long-term incentive awards to employees and non-employee directors and annual incentives to executive officers.

Chief Executive 2004 Compensation. In connection with Mr. Wilder’s employment effective February 23, 2004, the Company entered into the employment agreement described on pages 20 and 21. The Committee and the Board unanimously approved the terms and conditions of the employment agreement after consideration of Mr. Wilder’s qualifications and experience, his previous compensation levels, foregone awards and other compensation at his prior employer, and the competitive marketplace for executive talent at comparable energy companies.

The Committee was guided by certain key principles in determining the terms of Mr. Wilder’s employment agreement. These principles included:

•	obtaining the best possible management talent to lead the Company;

•	instilling strong pay-for-performance metrics based on driving sustained growth in the Company’s financial results and shareholder returns; and

•	linking Mr. Wilder’s compensation directly to the interests of shareholders.

Given the Company’s performance in 2004, the Committee believes that Mr. Wilder’s performance has dramatically exceeded expectations. The Company’s market capitalization increased $7.8 billion or 102% in 2004, which was the largest increase in the history of the Company. Additionally the total shareholder return for common stock of the Company for 2004 was 178%, over 6.5 times the 27% total return for the Standard & Poor’s 500 Electric Utilities index, and third highest in the Standard & Poor’s 500. Mr. Wilder’s 2004 compensation was less than 1% of the increase in the Company’s market capitalization from the time of his hiring through the end of 2004.

Under his employment agreement, Mr. Wilder is entitled to an annual base salary of $1,250,000, or such higher amount as determined in the sole discretion of the Board of Directors. Mr. Wilder’s employment agreement also provides Mr. Wilder the opportunity to earn an annual cash bonus under the AIP. The Committee approved a 2004 AIP bonus for Mr. Wilder of $2,500,000, equal to the target payout level established for Mr. Wilder pursuant to his agreement. In addition, Mr. Wilder received a one-time sign-on bonus of $1,000,000. Mr. Wilder’s employment agreement also provides for equity-linked compensation. In connection with his employment, the Company created a rabbi trust (the sole beneficiary of which is Mr. Wilder) to which the Company contributed 500,000 shares of its common stock. The agreement provides that Mr. Wilder’s right to receive such shares shall be nonforfeitable at all times and that half of such shares shall be distributed to Mr. Wilder on each of the third and sixth anniversaries of his employment, unless otherwise deferred by Mr. Wilder. To attract Mr. Wilder to the Company, the shares held in the rabbi trust were provided to partially compensate him for forfeited compensation and benefits from his former employer, which is a customary practice in executive employment. The deferral of Mr. Wilder’s ability to receive such shares furthers the Company’s goals of encouraging retention and placing an emphasis on long-term stock price appreciation. Mr. Wilder’s employment agreement provided for the issuance of 1,000,000 performance units (each representing the equivalent of one share of the Company’s stock), divided into three roughly equal accounts, which vested when the Company’s share price equaled or exceeded $29.00, $31.00 and $33.00, respectively, for 30 consecutive trading days. Such share price vesting performance targets reflected appreciation in the market price of the Company’s stock of 16.8%, 24.8% and 32.9%, respectively, over the closing share price of the Company’s common stock of $24.83 per share on the last trading day prior to the date Mr. Wilder entered into his employment agreement. These performance targets were intended to further the emphasis on long-term share appreciation and the targets substantially exceeded the long-term historical stock appreciation performance of the Company and the industry in which the Company competes. For the twenty year period from 1984 to 2003, the Company’s shares appreciated a total of 2%. For the ten year period from 1994 to the end of 2003, the Company’s shares depreciated a total of 45%. For the five year period from 1999 to 2003 the Company’s shares depreciated a total of 46%. The targets also exceeded the total Standard & Poor’s 500 Electric Utilities Index price appreciation for the ten year period from 1994 to the end of 2003 of 13% and the Index price depreciation for the five year period from 1999 to 2003 of 9%. Pursuant to his employment agreement, the Committee also granted Mr. Wilder two separate “performance-based” restricted stock awards in 2004, each with a target of 150,000 shares. The first grant has a two-year performance period (April 1, 2004 through March 31, 2006) and the second grant has a three-year performance period (April 1, 2004 through March 31, 2007). Payouts in respect of such grants shall be based on the Company’s total shareholder return relative to companies comprising Standard & Poor’s 500 Electric Utilities Index as described above and shall range from no payout (in the event that the Company’s total shareholder return is in the 40th percentile or below of companies in the Index) to 200% of target (in the event that the Company’s total shareholder return is in the 81st percentile or above of companies in the Index). The linkage of the payouts in respect of such shares to the Company’s performance relative to its peers in the Index, together with the length of the related performance periods, is intended to encourage retention and further align the interests of the Company’s senior management with those of its shareholders.

The agreement also entitles Mr. Wilder to certain fringe benefits and tax reimbursement payments related to certain of those fringe benefits, as well as benefits upon the expiration or termination of the agreement under various circumstances. The agreement also allows him to elect to defer the receipt of certain payments. The Committee determined, based upon its subjective evaluation of competitive market conditions, that the amount as well as the form of Mr. Wilder’s compensation was required and appropriate in order to attract, incent and retain an individual with Mr. Wilder’s capabilities. A very significant portion of Mr. Wilder’s total expected future compensation (namely his annual bonus and performance-based restricted stock awards) will only be provided based on the Company’s future performance, and his compensation is, therefore, directly linked to shareholders’ long-term interests.

Actions taken by the Committee in 2004 with respect to Mr. Nye’s compensation reflected the transition of Mr. Nye from the Chief Executive to Chairman of the Board. Mr. Nye’s annual salary was restored to $1,050,000 pursuant to his employment agreement with the Company, eliminating the temporary one-year reduction taken voluntarily by Mr. Nye following business reversals of the Company in late 2002. Notwithstanding that his employment agreement entitled him to a higher amount, Mr. Nye voluntarily agreed, with Committee approval, to limit his 2004 AIP bonus to $600,000. In addition, in February 2004 the Committee made an award to Mr. Nye of 100,000 performance-based restricted shares under the Long-Term Plan described above. In making this award, the Committee considered Mr. Nye’s continuation as Chairman of the Board, as well as his expected role in providing advice and counsel to Mr. Wilder during the transition period.

As previously reported, the Company has entered into employment agreements, as approved by the Committee, with certain officers. The terms of employment agreements with the named executive officers are described in footnote (6) to the Summary Compensation Table on pages 20 through 23 of this proxy statement.

Certain of the Company’s business units have developed separate annual incentive compensation plans. Those plans focus on the results achieved by those individual business units and the compensation opportunities provided by those plans are considered to be competitive in the markets in which those units compete. Generally, officers may not participate in both the traditional incentive compensation plans as discussed herein and the business unit plans.

In discharging its responsibilities with respect to establishing officers’ compensation, the Committee normally considers such matters at its February and May meetings. Although Company management may be present during Committee discussions of officers’ compensation, Committee decisions with respect to the compensation of the Chief Executive are reached in private session without the presence of any member of Company management.

Executive Stock Ownership

The Company believes that the financial interests of its executives should be aligned with those of its shareholders. Accordingly, in 2004 the Company adopted stock ownership guidelines that apply to the Chief Executive, the Company’s Senior Leadership Team and approximately 40 members of the Company’s Leadership Team. The Chief Executive is expected to own common stock of the Company having a value equal to at least five times his annual salary. Members of the Senior Leadership Team are expected to own common stock of the Company having a value equal to at least three times their annual salaries. Other members of the Leadership Team are expected to own common stock of the Company having a value equal to at least one times their annual salaries. The Company will monitor compliance through an annual survey, and executives will have five years in which to comply with the guidelines. In addition, given that the Company is entering the second year of a multi-year restructuring program, the Company has adopted a requirement that these same executives retain a substantial portion of any shares of common stock of the Company (on an after-tax basis) received in settlement of awards under the Long-Term Plan, even if the executive’s stock ownership meets or exceeds the stated ownership guidelines.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Code. The Company believes that awards under the AIP and the Long-Term Plan qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). In addition, the DICP and the Salary Deferral Program require the deferral of distributions of maturing amounts until a time when such amounts would be deductible.

The Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Committee and the Board believe that it is in the best interest of the Company that the Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, when such awards are consistent with the strategic goals and best interests of the Company and its shareholders. This flexibility is necessary to foster achievement of performance goals established by the Committee as well as other corporate goals that the Committee deems important to the Company’s success, such as encouraging employee retention and rewarding achievement.

Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company’s offices.

Organization and Compensation Committee

J. E. Oesterreicher, Chair	Kerney Laday (appointed April 1, 2005)
E. Gail de Planque	Jack E. Little
Derek C. Bonham	Herbert H. Richardson
William M. Griffin

PERFORMANCE GRAPH

The following graph compares the performance of the Company’s common stock to the S&P 500 Index and S&P 500 Electric Utilities Index for the last five years. The graph assumes the investment of $100 at December 31, 1999 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

Cumulative Total Returns

Cumulative Total Returns for the Five Years Ended 12/31/04

	1999	2000	2001	2002	2003	2004
TXU Corp.	100	133	150	62	80	223
S&P 500 Index	100	91	80	62	80	89
S&P 500 Electric Utilities Index	100	154	128	109	135	170

APPROVAL OF THE

2005 OMNIBUS INCENTIVE PLAN

On February 18, 2005, the Board of Directors, upon recommendation by the Organization and Compensation Committee (Committee), unanimously adopted the TXU 2005 Omnibus Incentive Plan (the “Plan”), subject to shareholder approval. If approved by the shareholders, the Plan will replace the TXU Long-Term Incentive Compensation Plan (“Current LTIP”), and no further awards will be granted thereunder. (A total of 395,411 performance shares and performance units were granted under the Current LTIP in February 2005, prior to approval of the Plan by the Board of Directors.) If the Plan is not approved, the Company would likely continue to issue awards under the TXU Long-Term Incentive Compensation Plan.

Purpose of the Plan

Consistent with the principles identified in the Organization and Compensation Committee Report on Executive Compensation, the Committee believes that compensation should align the interests of its recipients with those of the Company’s shareholders, balancing short and long-term objectives, and that it is critical that the Company successfully compete for, and retain, high quality employees. Consistent with this belief, the primary purposes of the Plan are to attract and retain executive officers and other key employees, as well as non-employee directors, essential to the success of the Company, motivate executive officers and other key employees using performance-related incentives linked to long-range performance goals, and enable such employees to share in the long-term growth and success of the Company. The Plan will expire December 31, 2014 unless sooner terminated. The Plan includes provisions intended to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) by qualifying payments as performance-based compensation.

Description of the Plan

A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan attached hereto as Exhibit A.

Administration

The Committee is responsible for interpreting and administering the Plan and has all authority and discretion to carry out such responsibility. The Committee’s authority and responsibility includes identifying eligible employee participants, determining and setting performance guidelines and award amounts, adopting and approving award agreements and related forms and Plan guidelines, and making any other determinations or taking such other actions as are advisable for administering the Plan. The Committee may expressly or, by virtue of the delegates’ relevant duties, delegate ministerial duties and powers to one or more employees, representatives, consultants and/or agents. The Committee may also delegate to the Company’s Chief Executive Officer the power to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act.

Eligibility

All employees of the Company and its consolidated subsidiaries who are selected by the Committee, as well as non-employee directors of the Company, are eligible to participate in the Plan. Grants to non-employee directors are made by the Board of Directors and will be made on an equal and uniform basis. There are currently approximately 7,800 employees and eight eligible non-employee directors.

Plan Share and Participant Award Limits

The maximum number of shares of TXU Corp. common stock that may be issued under the Plan is 9,000,000 shares, plus any shares subject to currently outstanding awards under the Current LTIP that cease for any reason to be subject to such awards. An aggregate of 1,000,000 of such shares may be issued pursuant to grants to non-employee directors.

Shares related to awards under the Plan are counted against this aggregate limit only to the extent they are actually issued. Thus, awards that terminate by expiration, forfeiture, cancellation, or otherwise, or that are settled in cash in lieu of shares, shall not reduce the number of shares that may be issued under the Plan. Also, if the tax withholding requirements of any award are satisfied by tendering shares to the Company, or if SARs (as defined below) are exercised, only the number of shares issued, net of any shares tendered back to the Company, will be deemed issued under the Plan.

The Plan also imposes annual per-participant award limits. The maximum number of shares of common stock subject to stock options that may be granted to any person in any calendar year is 1,000,000. The maximum number of shares of common stock subject to SARs that may be granted to any person in any calendar year is 1,000,000. The maximum aggregate grant to any person in any calendar year of shares of restricted stock and restricted stock units is 500,000 or the market value of 500,000 shares, as applicable. The maximum aggregate distribution pursuant to a grant of performance shares and performance units to any person in any calendar year is 1,000,000 shares or the market value of 1,000,000 shares, as applicable. The maximum aggregate grant to any person in any calendar year of other stock-based awards is 500,000 shares or the market value of 500,000 shares as applicable.

In the event of any material corporate event or transaction affecting the Shares or the capitalization of the Company, including without limitation a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends or share repurchases) or any similar corporate event or transaction (each a “Material Corporate Event”), the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, may substitute or adjust, as applicable, the number and/or kind of Shares that may be issued under this Plan or under particular types of Awards, the number and/or kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

Types of Awards

The Plan provides for the granting of various types of awards as described below.

Stock Options

Both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”) may be granted under the Plan. ISOs may only be granted to employees of the Company and its consolidated subsidiaries. The exercise price for options cannot be less than the fair market value of TXU common stock on the date of grant. The latest expiration date cannot be later than the tenth (10th) anniversary of the date of grant. The exercise price may be paid in cash or its equivalent, with previously acquired shares of common stock, or by other means approved by the Committee, including by means of a broker-assisted cashless exercise.

Stock Appreciation Rights

The Plan permits the granting of Stock appreciation rights (“SARs”). The grant price of an SAR cannot be less than the fair market value of Company common stock on the date of grant. SARs cannot be exercised later than the tenth (10th) anniversary of the date of grant.

SARs may be exercised on such terms as the Committee determines. Upon exercise of an SAR, the holder will receive shares of Company common stock, equal in value to the difference between the fair market value of the common stock subject to the SAR on the exercise date and the fair market value as of the grant date.

Restricted Stock and Restricted Stock Units

Restricted stock awards under the Plan would consist of shares of stock that are awarded to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock unit awards may be distributable in shares of Company stock or the fair market cash value of the underlying shares of stock on the exercise date and are subject to the satisfaction of specified conditions. A holder of shares of restricted stock is treated as a current shareholder and is entitled to dividend and voting rights from the grant date, whereas the holder of a restricted stock unit award is treated as a shareholder with respect to the award only if and when shares of common stock are delivered in the future. The Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Performance Unit and Performance Shares

Awards of performance units and performance shares under the Plan would be subject to the achievement of performance goals over performance periods established by the Committee. The Committee will set a target award for performance units or performance shares, and the level of achievement of the performance goals over the performance period will determine the amount of the payout. The performance goals may vary from participant to participant, and period to period.

Other Stock-Based Awards

The Committee may also grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than stock options, SARs, restricted stock, restricted stock units, performance units or performance shares. The terms and conditions of each other stock-based award shall be determined by the Committee. Payment under any other stock-based awards will be made in common stock or cash (or a combination thereof), as determined by the Committee.

Performance Goals Applicable to Performance-Based Compensation Awards

The performance goals for performance unit and performance shares, as well as any other awards under the Plan that are intended to constitute “qualified performance-based compensation” will be based upon one or more of the following:

•	Net earnings, net income to common or operational earnings;

•	Earnings per share or operational earnings per share;

•	Net sales or revenue growth;

•	Net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	Earnings before or after taxes, interest, depreciation, amortization and/or any combination thereof;

•	Gross or operating margins;

•	Productivity ratios;

•	Share price (including, but limited to, growth measures and total shareholder return);

•	Expense targets or ratios;

•	Margins;

•	Operating efficiency;

•	Market share;

•	Customer satisfaction and/or customer retention;

•	Service reliability;

•	Working capital targets; and

•	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

The Committee will determine whether the performance goals applicable to a particular performance-based compensation award have been met. In making its determination, the Committee may consider unusual circumstances or events which may have affected the performance goal, including: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Committee has the discretion to adjust these awards downward. In addition, the Committee has the discretion to make awards that do not qualify as performance-based compensation.

Executive Officer Annual Incentive Awards

The Committee may designate the executive officers (“covered employees”) who will be eligible to receive a performance-based annual incentive award. The aggregate annual incentive awards that may be paid to covered employees in any calendar year will be established under the Plan as an incentive pool equal to the greater of (i) one percent (1%) of the Company’s earnings before interest and taxes (EBIT) for the year, (ii) one percent (1%) of the Company’s operating cash flow for the year, or (iii) two and one-half percent (2.5%) of the Company’s net income for the year. The Committee will allocate this incentive pool among the covered employees to establish maximum award amounts; however, no covered employee can receive more than fifty percent (50%) of the aggregate incentive pool, and the sum of the incentive pool percentages for all covered employees cannot exceed one hundred percent (100%) of the total pool. The Committee cannot increase the amount of any annual incentive award above the maximum established amount, but the Committee retains the discretion to decrease the amount of the award payment below the maximum based on such factors as the Committee deems appropriate.

Termination of Employment

The Committee will determine the terms and conditions of each award relative to a participant’s separation from service, with the Company, including separation following a change in control of the Company. Such terms and conditions may include the extent to which awards may vest or become forfeited upon separation of employment, and the extent to which options, SARs, or other awards requiring exercise will remain exercisable.

Amendment of Plan

The Board, upon recommendation by the Committee, may, in its sole and absolute discretion, amend, modify, suspend or terminate this Plan in whole or in part from time to time, provided that such amendment, modification, suspension or termination shall be subject to shareholder approval if and to the extent legally required, including without limitation any shareholder approval requirement necessary to comply with the performance-based compensation exception under Code Section 162(m).

Amendment or Adjustment of Outstanding Awards

The Committee may amend any outstanding Award in whole or in part from time to time. Any amendment which the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code Sections 162(m) or 409A or the regulations or rulings promulgated thereunder), may be made retroactively or prospectively and without the approval or consent of the Participant. Additionally, the Committee may, without the approval or consent of the Participant, make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award. Any other amendments or adjustments to Awards may be made by the Committee with the consent of the Participant.

Transferability

Neither ISOs nor, except as the Committee otherwise expressly determines, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an ISO and, except as the Committee may determine, other non-transferable awards requiring exercise, may be exercised only by the recipient.

Further benefits under the Plan are not currently determinable. However, current benefits granted under the Long-Term Plan would not have been increased if they had been made under the Plan.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local, or non-U.S. taxes.

Incentive Stock Options

An employee generally realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the employee. With some exceptions, a disposition of shares purchased under an ISO within two (2) years from the date of grant or within one (1) year after exercise produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. The same amount is deductible by the Company as compensation, provided that income taxes are withheld from the employee. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the employee exercises an ISO and satisfies the holding period requirements, the Company may not deduct any amount in connection with the ISO.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NQSO. ISOs are also treated as NQSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of one hundred thousand dollars ($100,000).

Non-qualified Stock Options

A recipient generally has no taxable income at the time of grant of an NQSO but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of shares acquired upon exercise over the exercise price. For employees, the same amount is deductible by the Company as compensation, provided that income taxes are withheld from the employee. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

Other

Awards under the Plan may be subject to income tax withholding. Where an award results in income subject to withholding, the Company may require the participant to remit the necessary taxes to the Company. If the Committee approves, participants may satisfy their tax withholding requirements by causing shares of common stock to be withheld.

In general, under Code Section 162(m), remuneration paid by a public corporation to its chief executive officer or any of its other top four named executive officers, ranked by pay, is not deductible to the extent it exceeds one million dollars ($1,000,000) for any year. Taxable payments or benefits under the Plan may be subject to this deduction limit. However, under Code Section 162(m), qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under shareholder approved plans and that meet certain other requirements, is exempt from the deduction limitation. The Plan has been designed so that the Committee in its discretion may grant qualifying exempt performance-based awards under the Plan.

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of stock options and benefits paid under other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional twenty percent (20%) federal tax and may be nondeductible to the Company.

If any award granted under the Plan is considered deferred compensation under Code Section 409A, then certain requirements must be met for the deferral to be effective for federal tax purposes. These requirements include: ensuring that any election to defer made by Participants is done within the time period(s) permitted by Code Section 409A; limitations on distributions; and, the prohibition of accelerating the time or schedule of any payment of deferred amounts except in circumstances permitted by Code Section 409A and related guidance. If the requirements of Code Section 409A are not met, severe tax consequences may occur, including immediate taxation of deferred amounts and the assessment of penalties and interest.

Other Information

It is presently intended that the Plan constitute an “unfunded” plan. The Plan authorizes, but does not require, the creation of trusts and other arrangements to facilitate or ensure payment of the Company’s obligations.

On March 21, 2005, the closing price of TXU common stock on the New York Stock Exchange was $79.81.

Required Vote.

If a quorum exists at the Annual Meeting of Shareholders, the Plan will be approved if the majority of the shares outstanding vote in favor of adopting the Plan.

The Board of Directors Recommends a Vote FOR Approval of the

2005 Omnibus Incentive Plan

AUDIT COMMITTEE REPORT

In addition to the preparation of this report of the Committee, the principal purposes of the Audit Committee of the Board of Directors are to: (i) assist the Board in fulfilling its oversight responsibilities relating to (a) the integrity of the financial statements of the Company, (b) the compliance by the Company with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of the Company’s internal audit function and independent auditors, and (e) the Company’s system of disclosure controls and system of internal controls regarding financial reporting, finance, accounting, legal compliance and ethics; and (ii) foster open communications among the independent auditor, financial and senior management, internal audit and the Board. The role and responsibilities of the Committee are fully set forth in the Committee’s written charter which was approved by the Board of Directors and is available on the Company’s website at www.txucorp.com. The Committee consists of directors of the Company who satisfy the requirements of independence and financial literacy under applicable law and regulations of the SEC and the NYSE and is chaired by William M. Griffin. This Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

The Committee has received the written disclosures and letter from Deloitte & Touche LLP, the independent auditors for the Company, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with Deloitte & Touche its independence. The Committee has received reports from Deloitte & Touche and Company management relating to services provided by the auditors and associated fees. In this regard the Committee has considered whether or not the provision of non-audit services by Deloitte & Touche for the year 2004 is compatible with maintaining the independence of the firm. In furtherance of the objective of assuring the auditor’s independence, the Committee has adopted a policy relating to the engagement of the Company’s independent auditors as described on pages 41 and 42 of this proxy statement.

The Committee reviewed and discussed with Company management and Deloitte & Touche the interim unaudited financial statements and the audited consolidated financial statements of the Company for the year ended December 31, 2004. The Committee also discussed with Deloitte & Touche those matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) concerning the quality of the Company’s accounting principles as applied in its financial statements.

Based on its review and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Additionally, as noted hereinafter in this proxy statement, the Committee selected Deloitte & Touche to act as independent auditors for 2005, subject to shareholder approval.

Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company’s offices.

Audit Committee

William M. Griffin, Chair

Jack E. Little

J. E. Oesterreicher

SELECTION OF AUDITORS

Subject to the approval of shareholders at the annual meeting, the Audit Committee has selected the firm of Deloitte & Touche LLP to act as independent auditors for the Company for the year 2005 to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditors, to audit the books of account and records of the Company for the year 2005, to make a report thereon, and to perform other services, be, and it hereby is, approved.

The firm of Deloitte & Touche LLP, independent auditors, has been the independent auditors for the Company since its organization in 1996 and for TXU Energy Industries Company (formerly Texas Utilities Company) since its organization in 1945, including the last fiscal year.

The Committee has adopted a policy relating to the engagement of the Company’s independent auditors. The policy provides that in addition to the audit of the financial statements, related quarterly reviews and other audit services, Deloitte & Touche may be engaged to provide non-audit services as described herein. Prior to engagement, all services to be rendered by the independent auditors must be authorized by the Committee in accordance with pre-approval procedures which are defined in the policy. The pre-approval procedures require (i) the annual review and pre-approval by the Committee of all anticipated audit and non-audit services; and (ii) the quarterly pre-approval by the Committee of services, if any, not previously approved and the review of the status of previously approved services. The Committee may also approve certain on-going non-audit services not previously approved in the limited circumstances provided for in the SEC rules. All services performed by the independent auditor were pre-approved.

The policy defines those non-audit services which Deloitte & Touche may also be engaged to provide as follows: (i) audit related services (e.g. due diligence related to mergers, acquisitions and divestitures; employee benefit plan audits; accounting and financial reporting standards consultation; internal control reviews; and the like); (ii) tax services (e.g. Federal and state tax returns; regulatory rulings preparation; general tax, merger, acquisition and divestiture consultation and planning; and the like); and (iii) other services (e.g. process improvement, review and assurance; litigation and rate case assistance; general research; and the like). The policy prohibits the engagement of Deloitte & Touche to provide: (i) bookkeeping or other services related to the accounting records or financial statements of the Company; (ii) financial information systems design and implementation services; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management or human resource functions; (vii) broker-dealer, investment advisor, or investment banking services; (viii) legal and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, to be impermissible. In addition, the policy prohibits Deloitte & Touche from providing tax or financial planning advice to any officer of the Company.

Compliance with the Committee’s policy relating to the engagement of Deloitte & Touche is monitored on behalf of the Committee by the Company’s chief internal audit executive. Reports from Deloitte & Touche and the chief internal audit executive describing the services provided by the firm and fees for such services are provided to the Committee no less often than quarterly.

For the years ended December 31, 2004 and 2003, fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	2004	2003
Audit Fees. Fees for services necessary to perform the annual audit, review Securities and Exchange Commission filings, fulfill statutory and other attest service requirements, provide comfort letters and consents	$4,925,000	$5,462,000

Audit-Related Fees. Fees for services including employee benefit plan audits, due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards	2,046,000	1,525,000

Tax Fees. Fees for tax compliance, tax planning, and tax advice related to mergers and acquisitions, divestitures, and communications with and requests for rulings from taxing authorities.	277,000	468,000

All Other Fees. Fees for services including process improvement reviews, forensic accounting reviews, litigation and rate case assistance	0	192,000

Total	$7,248,000	$7,647,000

Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The Board of Directors Recommends a Vote FOR the Approval of Auditors.

OTHER BUSINESS

Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

Dated:  April 6, 2005

Whether or not you will be able to attend the meeting,

please vote your shares promptly.

EXHIBIT A

2005 OMNIBUS INCENTIVE PLAN

TXU CORP.

Effective as of May 20, 2005

Contents

TXU Corp. 2005 Omnibus Incentive Plan

TXU Corp. 2005 Omnibus Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1    Establishment. TXU Corp., a Texas corporation (the “Company”), has established an incentive compensation plan to be known as the TXU Corp. 2005 Omnibus Incentive Plan (the “Plan”).

The Plan permits the grant of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Other Stock-Based Awards, as well as Covered Employee Annual Incentive Awards, all as defined and described in more detail herein.

1.2    Purpose of the Plan. The primary purpose of the Plan is to promote the interests of the Company and its shareholders through: (i) the attraction and retention of executive officers and other key employees, as well as non-employee directors, all of whom are essential to the success of the Company; (ii) the motivation of executive officers and other key employees using performance-related incentives linked to long-range performance goals and the interests of Company shareholders; and (iii) enabling such employees to share in the long-term growth and success of the Company.

1.3    Effective Date and Duration of the Plan. The Plan was adopted by the Board of Directors of the Company on February 18, 2005, and shall become effective upon shareholder approval, which is expected to occur at the 2005 annual shareholder’s meeting of the Company on May 20, 2005 (“Effective Date”). Unless sooner terminated as provided herein, this Plan shall terminate on December 31, 2014. After this Plan is terminated, no additional Awards may be granted but Awards previously granted shall remain outstanding in accordance with their terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below:

2.1	“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3	“Award” means, individually or collectively, a grant under this Plan of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Stock-Based Awards, Nonqualified Stock Options, Incentive Stock Options, SARs, or Covered Employee Annual Incentive Awards.

2.4	“Award Agreement” means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.5	“Beneficial Owner” or “Beneficial Ownership” have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.8	“Committee” means the Organization and Compensation Committee of the Board, or any other committee or subcommittee designated by the Board from time to time to administer this Plan.

2.9	“Company” means TXU Corp., a Texas corporation, and any successor thereto.

2.10	“Consolidated Operating Earnings” means the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items.

2.11	“Covered Employee” means any Participant who is or may become a “Covered Employee,” as defined in Code Section 162(m), or any successor statute; provided that a Participant who is designated by the Committee as a Covered Employee, either as an individual or within a class of Employees, with respect to a particular Award or Performance Period is a Covered Employee under the Plan with respect to such Award or Performance Period.

2.12	“Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee under Article 12 of this Plan.

2.13	“Director” means any individual who is a member of the Board.

2.14	“Effective Date” has the meaning set forth in Section 1.3.

2.15	“Employee” means any employee of the Company, an Affiliate, and/or a Subsidiary.

2.16	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17	“Extraordinary Items” means (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition, provided that such item is disclosed by the Company in its audited financial statements, including footnotes, or in the Management Discussion and Analysis section of the Company’s Exchange Act reports.

2.18	“Fair Market Value” or “FMV” means, with respect to a Share, the value of a Share as of a certain date or over a period of time as determined by the Committee as reported on the New York Stock Exchange (“NYSE”), or if the Shares are not traded on the NYSE, on such other established stock exchange (or exchanges) on which the Shares are traded as the Committee may determine. In the event Shares are not publicly traded at the time a determination of FMV is required to be made hereunder, the determination of FMV shall be made by the Committee in such manner, as it deems appropriate.

2.19	“Full Value Award” means an Award other than an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.20	“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.21	“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.22	“Insider” means an individual who, as of the relevant date, is determined, under the Company’s internal policy, to be an insider for purposes of Section 16 of the Exchange Act.

2.23	“Material Corporate Event” shall have the meaning set forth in Section 4.4 hereof.

2.24	“Net Income” means the consolidated net income before taxes for this Plan Year, as reported in the Company’s annual report to shareholders or as otherwise reported to shareholders.

2.25	“Nonemployee Director” means a Director who is not an Employee.

2.26	“Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.27	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.28	“Operating Cash Flow” means cash flow from operating activities as defined in SFAS Number 95, Statement of Cash Flows.

2.29	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.30	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.31	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.32	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.33	“Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.34	“Performance Measures” means measures as described in Article 12 on which the performance goals of Awards intended to qualify as Performance-Based Compensation are based.

2.35	“Performance Period” means the period of time during which the performance goals must be met in order to determine the amount of payout and/or vesting with respect to an Award.

2.36	“Performance Share” means an Award granted under Article 9, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance goals have been achieved.

2.37	“Performance Unit” means an Award granted under Article 9, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance goals have been achieved.

2.38	“Period of Restriction” means the period during which Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.39	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, other than the Company, a Subsidiary or any employee benefit plan(s) sponsored or maintained by the Company or any Subsidiary.

2.40	“Plan” means the TXU Corp. 2005 Omnibus Incentive Plan.

2.41	“Plan Year” means the calendar year.

2.42	“Prior Plan” means the TXU Long-Term Incentive Compensation Plan established effective May 23, 1997 and renamed and restated effective May 10, 2002.

2.43	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8 under which restricted Shares are granted to the Participant on the date of grant.

2.44	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.45	“Share” means a share of common stock of the Company, without par value, and any preference stock purchase rights appurtenant thereto.

2.46	“Share Authorization” has the meaning set forth in Section 4.1(a).

2.47	“Stock Appreciation Right” or “SAR” means an Award granted, pursuant to Article 7.

2.48	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an ownership interest of more than fifty percent (50%).

Article 3. Administration

3.1    General Administrative Authority. The Plan shall be administered and interpreted by the Committee, which, unless otherwise expressly limited by the terms of this Plan, shall have full authority, discretion and power necessary or desirable for such administration and interpretation. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In its sole and complete discretion, the Committee may adopt, alter, suspend and repeal any such administrative rules, regulations, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) except with respect to the determination of the terms and conditions of Awards to Nonemployee Directors (which shall be made by the Board pursuant to Section 5.3 hereof), to determine the Participants to whom Awards shall be made and the terms and conditions of such Awards; (ii) to determine and certify the extent to which performance goals have been achieved; (iii) to authorize the payment or distribution of Awards; (iv) to construe and interpret all terms, conditions and provisions of the Plan and all Award Agreements; (v) to establish, amend, or waive rules or regulations for the Plan’s administration; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration or interpretation of the Plan and any Award Agreement. The Committee may seek the assistance or advice of any persons it deems necessary for the proper administration of the Plan. All determinations and decisions made by the Committee in the administration of this Plan shall be final, conclusive, and binding upon all persons.

3.2    Delegation. The Committee may delegate to the Company’s Chief Executive Officer, the authority to grant Awards to Employees who are not Insiders. Additionally, the Committee may, either through express delegation or by virtue of their relevant job duties, delegate to employees, representatives, consultants and/or agents of the Company, the ministerial, day-to-day operational functions relative to the Plan.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1    Number of Shares Available for Awards.

(a)	Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be:

(i)	Nine million (9,000,000), plus

(ii)	Any Shares subject to awards previously made under the Prior Plan which, as of the Effective Date, have been granted and are outstanding, to the extent that, on or after the

Effective Date, such Shares cease for any reason to be subject to such awards (e.g., through forfeiture of all or any part of the award) other than by reason of the distribution of such Shares in settlement of the award.

(b)	Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under this Plan, the maximum number of Shares that may be issued pursuant to the exercise of ISOs shall be nine million (9,000,000) Shares.

(c)	Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under this Plan, the maximum number of shares that may be issued to Nonemployee Directors shall be one million (1,000,000) Shares, and no Nonemployee Director may receive Awards subject to, or having a value equal to, more than twenty thousand (20,000) Shares in any Plan Year.

(d)	Except with respect to a maximum of five percent (5%) of the Shares authorized in Section 4.1(a), any Full Value Awards which vest on the basis of the Participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months.

4.2    Share Usage. Shares shall only be counted against the maximum number of Shares set forth in Section 4.1 only to the extent they are actually issued pursuant to an Award. Any Awards which, in whole or in part: (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (b) are settled in cash rather than Shares, or (c) are exchanged prior to the issuance of Shares, for Awards not payable in Shares, shall be available again for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3    Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be one million (1,000,000).

(b)	SARs: The maximum aggregate number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be one million (1,000,000).

(c)	Restricted Stock or Restricted Stock Units: The maximum aggregate number of Shares subject to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be five hundred thousand (500,000) with respect to Restricted Stock Awards, and a Fair Market Value of 500,000 Shares with respect to Restricted Stock Units (such Fair Market Value determined as of the date of grant).

(d)	Performance Shares or Performance Units: The maximum aggregate number of Shares or Award value subject to Awards of Performance Shares or Performance Units that may be paid to a Participant in any one Plan Year shall be one million (1,000,000) Shares with respect to Performance Share Awards, and a Fair Market Value of one million (1,000,000) Shares with respect to Performance Unit Awards, such Fair Market Value determined as of the date of payment of the Award.

(e)	Covered Employee Annual Incentive Award: The maximum aggregate Covered Employee Annual Incentive Award which may be paid in any one Plan Year shall be determined in accordance with Article 13.

(f)	Other Stock-Based Awards: The maximum aggregate number of Shares or Award value subject to Awards of Other Stock-Based Awards which may be granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000) Shares with respect to Other Stock-Based Awards payable in Shares and a Fair Market Value of five hundred thousand (500,000) Shares with respect to Other Stock-Based Awards payable in cash, such Fair Market Value to be determined as of the date of agreement.

4.4    Adjustments in Authorized Shares. In the event of any material corporate event or transaction affecting the Shares or the capitalization of the Company, including without limitation a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends or share repurchases) or any similar corporate event or transaction (each a “Material Corporate Event”), the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, may substitute or adjust, as applicable, the number and/or kind of Shares that may be issued under this Plan or under particular types of Awards, the number and/or kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

Additionally, upon the occurrence of a Material Corporate Event, the Committee, in its sole discretion, may make appropriate adjustments or modifications in the terms of any outstanding Awards under this Plan, including modifications of performance goals and of Performance Periods. The determination of the occurrence of a Material Corporate Event, as well as any appropriate adjustments or modifications shall be made in the sole discretion of the Committee, and its determinations, shall be conclusive and binding on all interested parties, including Participants under this Plan.

Article 5. Eligibility and Participation

5.1    Eligibility. All Employees and Nonemployee Directors shall be eligible to participate in this Plan; provided that actual participation by Employees and Nonemployee Directors shall be determined in accordance with Sections 5.2 and 5.3, respectively.

5.2    Participation by Employees. The Committee shall, from time to time, select the Employees to whom Awards shall be granted and shall determine, in its sole discretion, all terms and conditions of all such Awards.

5.3    Participation by Nonemployee Directors. The Board shall establish, from time to time in its sole discretion, the amount(s) and type(s) of Awards, if any, that shall be granted to all Nonemployee Directors on a periodic, nondiscriminatory basis pursuant to the Plan. The Board’s determination shall be based on such factors as the Board determines, in its sole discretion, to be appropriate, which may include but shall not be limited to: (i) the number of committees of the Board on which a Nonemployee Director serves; (ii) service as the chair of a committee of the Board; and (iii) the initial selection or appointment of an individual as a Nonemployee Director.

Article 6. Stock Options

6.1    Grant of Options. Subject to the terms and conditions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any Affiliate or Subsidiary of the Company (as permitted under Code Section 422); provided, however, an Employee who is employed by an Affiliate and/or Subsidiary of the

Company and is subject to Code Section 409A, may only be granted Options to the extent the Affiliate and/or Subsidiary of the Company is part of the Company’s consolidated group for United States federal tax purposes.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement, which shall specify number of Shares to which the Option pertains, the Option Price, whether the Option is intended to constitute an ISO or NQSO, the maximum duration of the Option, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan, and which need not be the same for each grant.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement evidencing such Option; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant of the Option.

6.4    Term of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee may grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5    Exercise of Options. Each Option shall be exercisable at such times and in such manner, and shall be subject to such restrictions and conditions on exercise, as the Committee shall determine, which terms and restrictions shall be specified in the Award Agreement for such Option and need not be the same for each grant or for each Participant.

6.6    Payment. A condition to the exercise of an Option and the issuance of the underlying Shares shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that, except as otherwise determined by the Committee, the Shares that are tendered for the Option Price must: (i) have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to such tender if acquired under this Plan or any other compensation plan maintained by the Company; or (ii) have been purchased on the open market); (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.

Subject to any applicable legal limitations, as soon as reasonably practicable after the completion of all conditions of the exercise of an Option, the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments of the Option Price shall be made in United States dollars.

6.7    Separation from Service. The Committee shall determine the extent to which the Participant shall have the right to exercise the Option following the Participant’s separation from service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be, including separation following a change in control of the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options, and may reflect distinctions based on the reasons for separation, and/or other factors as determined by the Company.

Article 7. Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. However, an Employee who is employed by an Affiliate and/or Subsidiary of the Company and is subject to Code Section 409A, may only be granted SARs to the extent such Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal income tax purposes.

The Committee shall have complete discretion in determining the terms and conditions of any SAR grants.

The Grant Price for each SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant.

7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement, which shall specify the Grant Price, the term of the SAR, the time and manner in which the SAR may be exercised, and such other provisions as the Committee shall determine, which shall not be inconsistent with the terms of this Plan and which need not be the same for each grant.

7.3    Term of SAR. The term of a SAR shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee shall have the authority to grant SARs that have a term greater than ten (10) years.

7.4    Exercise of SARs. An SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, determines as set forth in the Award Agreement.

7.5    Settlement of SAR Amount. Upon the exercise of an SAR, the Participant shall be entitled to receive Shares equal in value to the amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

All SARs shall be payable only in Shares.

7.6    Separation from Service. The Committee shall determine forth the extent to which the Participant shall have the right to exercise the SAR following the Participant’s separation from service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be, including separation following a change in control of the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for separation, and/or other factors as determined by the Committee.

Article 8. Restricted Stock and Restricted Stock Units

8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts, as the Committee shall determine.

8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement, which shall specify the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, the Period(s) of Restriction, and such other provisions as the Committee shall determine, which shall not be inconsistent with the terms of this Plan and which need not be the same for each grant.

8.3    Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based on the achievement of specific performance goals, restrictions based on the passage of time and/or the continued employment of a Participant, and/or restrictions necessary or advisable to comply with applicable laws or the requirements of any stock exchange or market upon which such Shares are listed or traded.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

8.4    Certificate Legend. In addition to any other legends required under law, each certificate representing Shares of Restricted Stock granted pursuant to this Plan shall bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the TXU Corp. 2005 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from TXU Corp.”

8.5    Voting and Dividend Rights. The Award Agreement shall set forth whether and the extent to which a Participant shall have voting rights with respect to Restricted Stock, and how dividends on Restricted Stock shall be handled.

8.6    Separation from Service. The Committee shall determine the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following the Participant’s separation from service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be, including separation following a change in control of the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units, and may reflect distinctions based on the reasons for separation and/or other factors as determined by the Committee.

Article 9. Performance Units/Performance Shares

9.1    Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2    Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units or Performance Shares that will be paid to the Participant.

9.3    Performance Unit or Performance Share Award Agreement. Each Performance Unit or Performance Share grant shall be evidenced by an Award Agreement, which shall specify the initial number or value of Performance Units or Performance Shares granted, applicable performance goals, the number or value of Performance Units or Performance Shares payable upon the attainment of such performance goals, and such other provisions as the Committee shall determine which provisions shall not be inconsistent with the terms of this Plan, and need not be the same for each grant.

9.4    Form and Timing of Payment of Performance Units/Performance Shares. Following the applicable Performance Period, the value and/or number of Performance Units or Performance Shares shall be determined based on the achievement of the relevant performance goals. Payment of an Award of Performance Units or Performance Shares may be in the form of Shares or cash as determined by the Committee and set forth in the Award Agreement. Payment shall be made as soon as reasonably practicable following the Committee’s certification of the level of achievement of the performance goals and the resulting Award value.

9.5    Separation from Service. The Committee shall determine the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following the Participant’s separation from service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be, including separation following a change in control of the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for separation and/or other factors as determined by the Committee.

Article 10. Other Stock-Based Awards

10.1    Other Stock-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant other types of equity-based or equity-related Awards not otherwise specifically described in this Plan (including the grant or offer for sale of unrestricted Shares or Share Units). Such Other Stock-Based Awards may be in such amounts, and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2    Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals relating to Other Stock-Based Awards. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards payable will depend on the extent to which the performance goals are met.

10.3    Other Stock-Based Award Agreement. Each Other Stock-Based Award grant shall be evidenced by an Award Agreement, which shall specify the number of Shares or value of the Award, and applicable performance goals, payment terms applicable to the Award, and such other provisions as the Committee shall determine which provisions shall not be inconsistent with the terms of this Plan, and need not be the same for each grant.

10.4    Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5    Separation from Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following the Participant’s separation from service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be, including separation following a change in control. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Other Stock-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for separation and/or other factors as determined by the Committee.

Article 11. Transferability of Awards and Shares

11.1    General Restrictions on Transferability. Except as expressly permitted in an Award Agreement: (a) no Award may, prior to exercise or payment thereof, be sold, transferred, pledged, assigned, or otherwise alienated or hypothetical, other than by will or the laws of descent and distribution; and (b) all Awards shall be exercisable or payable during the Participant’s lifetime only by, or to, the Participant. All ISOs shall be subject to the restrictions set forth in the preceding sentence. With respect to Awards other than ISOs, the Committee may permit transferability on such basis and subject to such conditions and limitations as the Company may determine and as set forth in the applicable Award Agreement.

11.2    Restrictions on Share Transferability. Shares acquired or obtained by a Participant under any Award are subject to any restrictions imposed by the Committee in its discretion, or imposed by policies of the Company in effect from time to time. Such restrictions may include without limitation, minimum holding period requirements, restrictions under applicable federal or state securities laws, and restrictions of any applicable stock exchange or market upon which the Shares are listed and/or traded.

Article 12. Performance Measures

12.1    Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee (other than a Covered Employee Annual Incentive Award awarded or credited pursuant to Article 13) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings, net income to common or operational earnings;

(b)	Earnings per share or operational earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, amortization, and/or any combination thereof;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets or ratios;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction and/or customer retention;

(p)	Service reliability;

(q)	Working capital targets; and

(r)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may apply to the Company or any Subsidiary or Affiliate of the Company, or to any group, business unit or function or any combination thereof, as the Committee may deem appropriate. Additionally in the discretion of the Committee, any Performance Measures may be used in a comparison to the performance of a group of comparator companies or any stock market or other index.

12.2    Evaluation of Performance. The Committee may determine, at the time of the grant of an Award, that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, the Committee shall, in making its determination consider the deductibility of the Award under Code Section 162(m). The Committee shall have the sole and absolute authority to include or exclude any of such events (or other types of events) in its evaluation of performance, and any such determination made by the Committee shall be final and binding on all Participants and other affected parties.

12.3    Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4    Committee Discretion. In the event that applicable laws permit Committee discretion to modify the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such modifications without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that do not qualify as Performance-Based Compensation, the Committee may make such grants.

Article 13. Covered Employee Annual Incentive Award

13.1    Establishment of Maximum Incentive Pool. The Committee may designate Covered Employees who are eligible to receive a maximum annual incentive payment for any Plan Year. The amount of such maximum payment for each such designated Covered Employee shall be equal to a designated percentage of an aggregate incentive pool, which pool shall be equal to the greater of: (a) one percent (1%) of the Company’s aggregate Earnings Before Interest and Taxes for such Plan Year; (b) one percent (1%) of the Company’s Operating Cash Flow for such Plan Year; or (c) two and one-half percent (2.5%) of the Company’s Net Income for such Plan Year. The Committee shall allocate a percentage of such aggregate incentive pool to each designated Covered Employee, and such percentage amount shall constitute such Covered Employee’s actual aggregate annual incentive award opportunity for such Plan Year. In no event may: (i) the incentive pool percentage for any one Covered Employee exceed fifty percent (50%) of the total pool; and (ii) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the aggregate annual incentive pool.

13.2    Determination of Covered Employees’ Portions. As soon as administratively practical after the Committee’s certification of the aggregate annual incentive pool for a Plan Year, the Committee shall calculate each Covered Employee’s maximum annual incentive award opportunity based on the percentage established for such Plan Year. In no event may a Covered Employee’s actual annual incentive award be increased above the maximum annual incentive award opportunity determined under this Article 13. The Committee shall, however, retain the sole discretion to adjust the amount of a Covered Employee’s actual annual incentive award below the maximum annual incentive award opportunity based on such factors as the Committee may determine.

Article 14. Dividend Equivalents

Any Participant selected by the Committee may be granted the right to receive dividends or dividend equivalents under an Award on such basis as the Committee may, in its sole discretion, determine, which rights shall be set forth in the applicable Award Agreement.

Article 15. Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit payable pursuant to an Award under this Plan is to be paid in case of his death before such payment. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits payable, or rights exercisable, following a Participant’s death shall be paid or exercised by the Participant’s executor, administrator, or legal representative.

Article 16. Rights of Participants

16.1    Employment/Service. Nothing in this Plan or any Award Agreement shall be deemed to create any right of continued employment or Board service, or otherwise limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate the employment or Board service of any Participant.

16.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3    Rights as a Shareholder. Except as otherwise provided herein or in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17. Amendment, Modification, Suspension, and Termination

17.1    Amendment of Plan. The Board, upon recommendation by the Committee, may, in its sole and absolute discretion, amend, modify, suspend or terminate this Plan in whole or in part from time to time, provided that such amendment, modification, suspension or termination shall be subject to shareholder approval if and to the extent legally required, including without limitation any shareholder approval requirement necessary to comply with the Performance-Based Compensation exception under Code Section 162(m).

17.2    Amendment or Adjustment of Outstanding Awards. The Committee may amend any outstanding Award in whole or in part from time to time. Any such amendment which the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code Sections 162(m) or 409A or the regulations or rulings promulgated thereunder), may be made retroactively or prospectively and without the approval or consent of the Participant. Additionally, the Committee may, without the approval or consent of the Participant, make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award as contemplated in Section 4.4 of this Plan. Any other amendments or adjustments to Awards not expressly contemplated in the two preceding sentences may be made by the Committee with the consent of the Participant.

Article 18. Withholding

18.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold from the payment of an Award, or to require a Participant to remit to the Company, the amount necessary to satisfy any federal, state, and/or local tax requirement. Such withholding may, in the sole discretion of the Company, be satisfied by withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the required tax

Article 19. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, including any successor in connection with a Change of Control.

Article 20. General Provisions

20.1    Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to separation from service and/or conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries, including violation of a Company policy, or breach of a noncompetition, nonsolicitation, confidentiality, or other restrictive covenant that may apply to the Participant.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if a Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, such Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement.

21.2 Awards Subject to Company Policies. Awards shall be subject to Company policies implemented and as amended from time to time affecting Participants and Awards generally.

21.3 Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.4    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.5    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.6    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.7    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.8    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.9    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.10    Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which of its Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees or Directors outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.11    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.12    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, its Subsidiary, or its Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or a Subsidiary or Affiliate of the Company, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.13    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.14    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

21.15    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.16    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Dallas County, Texas, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

Meyerson Symphony Center

2301 Flora Street
Dallas, TX 75201-2413
214-670-3737

Downtown Dallas
N
W
E
S
McKinney Avenue
Woodall Rogers Fwy.
Routh St.
Leonard St.
Flora St.
Crockett
Munger
N. Pearl St.
Meyerson Symphony Center
Arts District Garage
Cathedral Parking Garage
Parking Lot
Olive St.
N. Harwood St.
N. St. Paul St.
Ross Ave.
San Jacinto St.
Bryan St.
75 – N. Central Expy.

From Woodall Rogers Freeway

- **When traveling East, take the St. Paul exit, cross over the freeway, take an immediate left on the service road, turn right on Pearl Street to the Meyerson Symphony Center.**
- **When traveling West, take the Pearl Street exit to the Meyerson Symphony Center.**

Map is not to scale.
Parking is available at the three shaded locations. Parking tickets will be validated inside the Meyerson lobby.

P	TXU Corp. 1601 Bryan Street Dallas, TX 75201-3411
R
O
X	This Proxy is Solicited on Behalf of the Board of Directors
Y

The undersigned hereby appoints Kim K.W. Rucker, Senior Vice President, Secretary and Chief Governance Officer of the Company, and Diane J. Kubin, Assistant Secretary of the Company, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent all shares of common stock of TXU Corp. held of record by the undersigned on March 21, 2005 at the annual meeting of shareholders of the Company to be held in the Eugene McDermott Concert Hall, Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas on Friday, May 20, 2005, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1, 2 and 3.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE
	Please mark your votes as indicated in this example	☒

Directors recommend a vote FOR all Nominees.		FOR WITHHELD

1. Election of Directors:			Directors recommend a vote FOR Items 2 and 3.

Nominees:				FOR AGAINST ABSTAIN

01 Derek C. Bonham 02 E. Gail de Planque 03 William M. Griffin 04 Kerney Laday 05 Jack E. Little	06 Erle Nye 07 J.E. Oesterreicher 08 Michael W. Ranger 09 Herbert H. Richardson 10 C. John Wilder		2. Approval of the 2005 Omnibus Incentive Plan 3. Approval of Auditors – Deloitte & Touche LLP	FOR AGAINST ABSTAIN

For, except vote withheld from the following nominee(s):

NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian, officer, partner or trustee, please give full title as such. Receipt is acknowledged of the Annual Report of the Company for 2004 and the Notice of Annual Meeting of Shareholders and Proxy Statement.

Signature(s)	Date

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 19, 2005

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/txu Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Telephone voting is not available to shareholders outside the U.S.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.